UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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INTERDIGITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 10, 2015

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

We are pleased to invite you to attend our 2015 annual meeting of shareholders, which will be held on Wednesday, June 10, 2015, at 11:00 AM Eastern Time. This year’s annual meeting will be held as a virtual meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Further details regarding the virtual meeting are included in the accompanying proxy statement. At the annual meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the seven director nominees named in the proxy statement, each for a term of one year;

2.	Advisory resolution to approve executive compensation;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

4.	Such other business as may properly come before the annual meeting.

We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of the proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. We also believe that hosting a virtual meeting will enable participation by more of our shareholders in our annual meeting while lowering the cost of conducting the meeting. On or about April 27, 2015, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2015 proxy statement and 2014 annual report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, 2015 proxy statement, 2014 annual report and proxy card.

All holders of record of shares of our common stock (NASDAQ: IDCC) at the close of business on April 14, 2015, are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Your vote is important. Regardless of whether you plan to attend the annual meeting, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to vote your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Voting by Internet, telephone or mail will not affect your right to vote at the annual meeting if you decide to attend the virtual meeting through www.virtualshareholdermeeting.com/IDCC. If you are a shareholder who holds stock in a brokerage account (a “street name” holder), you will receive instructions from the holder of record, which you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

The annual meeting will be held as a virtual meeting and begin promptly at 11:00 AM Eastern Time. In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC and follow the instructions that are included in the Notice, on your proxy card or in the instructions accompanying your proxy materials. You will also need the 16-digit code, or control number, provided therein. Online check-in will begin at 10:30 AM Eastern Time. Please allow sufficient time to complete the online check-in process.

By Order of the Board of Directors,

JANNIE K. LAU Executive Vice President, General Counsel and Secretary

April 27, 2015

Wilmington, Delaware

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INTERDIGITAL, INC.

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809-3727

PROXY STATEMENT

This proxy statement contains information relating to our annual meeting of shareholders to be held on Wednesday, June 10, 2015, at 11:00 AM Eastern Time, and at any postponements or adjournments of the annual meeting. This year’s annual meeting of shareholders will be held as a virtual meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Your proxy for the annual meeting is being solicited by our Board of Directors (the “Board”).

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of the proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about April 27, 2015, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to Be Held on June 10, 2015: The 2015 proxy statement and 2014 annual report to shareholders are available at http://ir.interdigital.com/annuals-proxies.cfm

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of directors, the advisory resolution to approve executive compensation, the ratification of the appointment of our independent registered public accounting firm, and such other business as may properly come before the annual meeting. In addition, management will report on the performance of the company’s business and respond to questions from shareholders.

Who may attend the annual meeting?

You are entitled to participate in the annual meeting only if you were a stockholder of record as of the close of business on April 14, 2015 or if you hold a valid proxy for the annual meeting. As noted above, this year’s annual meeting will be held as a virtual meeting that you may attend online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC.

In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC and follow the instructions that are included in the Notice, on your proxy card or in the instructions accompanying your proxy materials. You will also need the 16-digit code, or

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control number, provided therein. The meeting will begin promptly at 11:00 AM Eastern Time. You are required to complete an online check-in process once you have connected to www.virtualshareholdermeeting.com/IDCC. Online check-in will begin at 10:30 AM Eastern Time. Please allow sufficient time to complete the online check-in process.

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IDCC. In addition, questions regarding how to attend and participate via the Internet will be answered by calling 855-449-0991 (international: 720-378-5962) on the day before the 2015 annual meeting and the day of the meeting.

Who is entitled to vote at the annual meeting?

Only shareholders of record at the close of business on April 14, 2015, the record date, are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 36,309,543 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person, which includes participation by electronic means such as a live webcast, or by proxy in order to conduct business legally at the annual meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, voting by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attendance at the annual meeting in person, will cause you to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum.

How do I vote?

If you are a registered shareholder, you may vote by Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 PM Eastern Time on June 9, 2015. The designated proxy will vote according to your instructions. If you attend the live webcast of the annual meeting you also will be able to vote your shares electronically at the meeting up until the time the polls are closed.

If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares, and it may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone in advance of the meeting and whether, if you attend the live webcast of the annual meeting, you will be able to vote your shares electronically at the meeting up until the time the polls are closed.

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If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 PM Eastern Time on June 7, 2015. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “What are the Board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy card or vote by Internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the live webcast of the annual meeting you may revoke your proxy or change your proxy vote by voting electronically at the meeting. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the Board’s recommendations?

The Board recommends that you vote:

•	For election of each of the director nominees named in this proxy statement (see Proposal 1);

•	For the advisory resolution to approve executive compensation (see Proposal 2); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (see Proposal 3).

What vote is required to approve each proposal?

Election of directors. We have adopted majority voting in uncontested director elections. Accordingly, under our articles of incorporation and bylaws, director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of director elections. Under Pennsylvania law and our articles of incorporation and bylaws, an incumbent director who does not receive the votes required to be re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a “holdover”

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director. Under the director resignation policy in our corporate governance principles, a director who is not re-elected must tender his or her resignation to the Nominating and Corporate Governance Committee, which will make a recommendation to the Board as to whether or not the resignation offer should be accepted. In deciding whether to accept the resignation offer, the Board will consider the recommendation of the Nominating and Corporate Governance Committee as well as any additional information and factors that the Board believes to be relevant. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following certification of the election results.

Advisory resolution to approve executive compensation. The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the Board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Ratification of the appointment of PricewaterhouseCoopers LLP. The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal. Ratification of the appointment of our independent registered public accounting firm is not legally required; the Board asks shareholders to ratify the appointment as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm in future years.

What is a “broker non-vote”?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote (or does not exercise that authority). For the annual meeting, if you do not provide specific voting instructions, your broker or nominee may not exercise voting discretion with respect to: Proposal 1, the election of directors, or Proposal 2, the approval of the advisory resolution on executive compensation. Broker non-votes will have no effect on the outcome of Proposal 1 or Proposal 2. If you do not provide specific voting instructions, your broker or nominee may exercise voting discretion with respect to Proposal 3, the ratification of the appointment of the company’s independent registered public accounting firm.

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GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of the Board committees, provide the framework for the governance of the company. The Nominating and Corporate Governance Committee is responsible for annually reviewing the principles and recommending any proposed changes to the Board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the heading “Corporate Governance – CG Documents,” along with the charters of our Board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Secretary at our principal executive offices: InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants, including our principal executive, financial and accounting officers or persons performing similar functions. The Code of Ethics is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance – CG Documents.” We intend to disclose future amendments to certain provisions of the Code of Ethics, or any waiver of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver. We will provide to any person without charge a copy of our Code of Ethics upon written request to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Director Independence

Which directors are considered independent, and how does the Board determine their independence?

Each year, prior to the annual meeting of shareholders, the Board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. As a result of this review, the Board affirmatively determined that each of Dr. Gilbert F. Amelio, Messrs. Jeffrey K. Belk, Steven T. Clontz, S. Douglas Hutcheson, Edward B. Kamins, John A. Kritzmacher and Kai O. Öistämö and Ms. Jean F. Rankin are “independent” under the rules of the SEC and the listing standards of the NASDAQ Stock Market. To our knowledge, none of the independent directors or any members of their immediate family has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than the director’s service as a director of the company, that would impair the independence of such director.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Clontz, who is an independent director, has served as Chairman of the Board since January 2010. In September 2014, we announced that Mr. Clontz would be retiring from the Board at the end of his term in June 2015, and that Mr. Hutcheson, who is also an independent director, would be assuming the role of Chairman upon Mr. Clontz’s departure. The Board has a general policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. This policy is affirmed in the Board’s published corporate governance principles, which state that the Chairman

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of the Board is an independent director. The Board believes that this leadership structure is appropriate for the company at this time because of the advantages to having an independent chairman for matters such as: communications and relations between the Board and the Chief Executive Officer and other senior management; reaching consensus on company strategies and policies; and facilitating robust Board, committee and Chief Executive Officer evaluation processes. The Board periodically reviews its leadership structure to determine whether it is appropriate given the specific characteristics and circumstances of the company.

Board Oversight of Risk

What is the Board’s role in risk oversight?

The Board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The Board has delegated to the Audit Committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the Audit Committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs. At least quarterly, the Audit Committee receives presentations and reports directly from the company’s Executive Vice President, General Counsel and Secretary, who leads the company’s day-to-day ERM efforts. The Audit Committee briefs the Board on the company’s ERM activities as part of its regular reports to the Board on the activities of the committee, and the Executive Vice President, General Counsel and Secretary also periodically delivers presentations and reports to the full Board as appropriate.

Board Structure and Committee Membership

What is the size of the Board, and how often are directors elected?

The Board currently has ten directors. Concurrent with the retirements of Dr. Amelio and Messrs. Clontz and Kamins at the end of their current terms, the size of the Board will be reduced from ten to seven members as of the date of the 2015 annual meeting of shareholders. All directors are subject to election for one-year terms at each annual meeting of shareholders.

How often did the Board meet during 2014?

The Board met 8 times during 2014. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all Board meetings and meetings of committees on which the director served during 2014. We typically schedule one of the meetings of the Board on the day immediately preceding or following our annual meeting of shareholders, and it is the policy of the Board that directors are expected to attend our annual meeting of shareholders absent unusual circumstances. Eight directors, constituting all of our current directors (with the exception of Messrs. Hutcheson and Öistämö, who joined the Board after the annual meeting of shareholders in 2014), attended the 2014 annual meeting of shareholders.

What are the roles of the primary Board committees?

The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. In 2014, the Board also had a standing Finance and Investment Committee, which was renamed the Investment Committee in 2015 (as discussed further below). Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors, as determined by the Board in accordance with the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. Each of the Board committees operates under a written charter that has been approved by the Board. The table below provides information about the current membership of the committees and the number of meetings of each committee held in 2014.

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Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
Gilbert F. Amelio		X	Chair
Jeffrey K. Belk				Chair
Steven T. Clontz		X
S. Douglas Hutcheson		X		X
Edward B. Kamins		Chair
John A. Kritzmacher	Chair		X	X
Kai O. Öistämö	X			X
Jean F. Rankin	X		X
Robert S. Roath				X
Number of Meetings in 2014	9	8	15	11

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the company’s corporate accounting, its financial reporting practices, audits of its financial statements and compliance with applicable requirements regarding the maintenance of accurate books and records. Among other things, the committee:

•	Reviews the company’s annual and quarterly financial statements and discusses them with management and the company’s independent registered public accounting firm;

•	Appoints, compensates, retains, evaluates, oversees the work of and, if deemed appropriate, replaces the company’s independent registered public accounting firm;

•	Receives from the independent registered public accounting firm reports required by applicable SEC rules and professional standards, including reviewing and discussing with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board and amended from time to time;

•	Reviews the adequacy and effectiveness of the company’s system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves, at least annually, the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

•	Establishes and oversees procedures for receiving and handling reports of potential misconduct, including violations of law or the company’s Code of Ethics and complaints received by the company regarding accounting, internal accounting controls, auditing or federal securities law matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or federal securities law matters;

•	Oversees the company’s other compliance policies and programs, including the implementation and effectiveness of the company’s Code of Ethics;

•	Oversees and monitors the company’s ERM efforts; and

•	Reviews and provides guidance to the Board with respect to:

•	Shareholder distributions;

•	The integrity of the company’s financial models, as appropriate;

•	Tax planning;

•	Foreign currency management policies;

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•	Corporate insurance coverage; and

•	Cash management investment policies.

All of the Audit Committee members are financially literate. The Board has determined that Mr. Kritzmacher qualifies as an Audit Committee financial expert within the meaning of applicable SEC regulations and that Mr. Kritzmacher acquired his expertise primarily through his prior and current experience as a chief financial officer of a publicly traded company.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers; develops, reviews and approves the principles guiding the company’s compensation policies; oversees the company’s compensation-related policies and programs and the level of awards to employees; and assists the Board and the Chairman of the Board in succession planning. Among other things, the committee:

•	Reviews and approves the corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, including approving the grant of equity awards, each on an annual basis;

•	Assists the Board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;

•	Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and oversees the preparation of the Compensation Committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•	Assesses the results of the company’s most recent advisory vote on executive compensation, and considers and recommends to the Board the frequency of the company’s advisory vote on executive compensation;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the Board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate and monitors compliance by directors and executive officers with the company’s stock ownership guidelines;

•	Reviews and considers compensation policies and/or practices as they relate to risk management practices and/or incentives that enhance risk-taking, as the committee determines to be appropriate; and

•	Is directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the committee, and assesses the independence of any consultants and other advisors (whether retained by the committee or management) that provide advice to the committee in accordance with the listing standards of the NASDAQ Stock Market and applicable law.

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The Compensation Committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The Compensation Committee also may delegate to one or more officers of the company the authority to make grants of stock options or other supplemental awards at specified levels, under specified circumstances, to eligible employees who are not executive officers of the company, subject to reporting to and such ratification by the committee as the committee may direct.

Compensation Committee Interlocks and Insider Participation

Dr. Amelio and Messrs. Clontz, Hutcheson and Kamins served on the Compensation Committee during all or part of 2014. No director serving on the Compensation Committee during any part of 2014 was, at any time either during or before such fiscal year, an officer or employee of the company or any of its subsidiaries. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the company’s Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board and committee members, considers matters of corporate governance and assists the Board in evaluating the Board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the Board criteria for Board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board;

•	Assesses the contributions of incumbent directors in determining whether to recommend them for reelection to the Board;

•	Reviews candidates recommended by the company’s shareholders for election to the Board;

•	Assesses the independence of directors, director nominees and director candidates under applicable standards, including any heightened independence requirements applicable to Audit and Compensation Committee members, and recommends independence determinations to the Board;

•	Reviews annually our corporate governance principles and recommends changes to the Board as appropriate;

•	Recommends to the Board, after consultation with the Audit Committee, changes to our Code of Ethics;

•	Assist the Board in ensuring proper attention and effective response to shareholder concerns regarding corporate governance;

•	Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;

•	Oversees the process for evaluating the Board and its committees; and

•	Periodically reviews the Board’s leadership structure and recommends changes to the Board as appropriate.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the Nominating and Corporate Governance Committee should send their recommendations to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate. The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

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While the Board has not established a formal policy for considering diversity when evaluating director candidates, the Board endeavors to have a diverse membership, viewing such diversity expansively to include differences of perspective, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity. As described in our corporate governance principles, the Board aims to have members representing such diverse experiences at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the Board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. This evaluation of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity.

In recruiting the directors who joined the Board in 2014, the Nominating and Corporate Governance Committee retained DavenportMajor Executive Search to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Corporate Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board, including Mr. Merritt. At the same time, the Nominating and Corporate Governance Committee or other Board members, as appropriate, and the search firm will contact references for the prospect. A background check is completed before the Board approves any final recommendation from the committee to appoint a candidate to the Board.

Finance and Investment Committee / Investment Committee

The primary role of the Finance and Investment Committee was to assist the Board by monitoring, providing advice and recommending action with respect to the investment and financial policies and strategies and the capital structure of the company. Among other things, the committee reviewed and provided guidance with respect to:

•	The company’s strategic plan and annual budgets;

•	The company’s capital structure, including the issuance of debt, equity or other securities;

•	Investment policies;

•	Share repurchases and shareholder distributions;

•	Acquisitions, divestitures or strategic investments;

•	The company’s valuation model and financial analysis of significant strategic decisions;

•	Significant monetary issues such as foreign currency management policies;

•	Tax planning; and

•	The retention of investment bankers and other financial advisors, including review of the fees and other retention terms for any such advisors.

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In 2015, the Finance and Investment Committee was renamed the Investment Committee and the Board approved significant changes its charter to shift the committee’s focus to be more aligned with the company’s current needs and strategy. The primary function of this committee is now to monitor, and provide guidance to the company’s management team and recommend actions to the Board with respect to, certain investment and divestment activities of the company and funding for certain affiliated entities of the company. Among its specific duties and responsibilities, the committee:

•	Approves minority investments in other companies by the company;

•	Approves divestments of minority equity interests in other companies; and

•	Approves the establishment of non-core operating businesses as entities partially owned by the company, including approval of contributions to such entities and the ownership structure of such entities.

The committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

Communications with the Board

How can shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with any individual director, including the Chairman, the Board as a whole or the non-management directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 9710 Scranton Road, Suite 250, San Diego, California 92121, or by sending an email to Directors@InterDigital.com. Our Investor Relations department reviews all such correspondence and regularly forwards to the Board or specified director(s) a summary of all such correspondence and copies of all correspondence that deals with the functions of the Board or its committees or that otherwise requires their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Communications about Accounting Matters

How can individuals report concerns relating to accounting, internal control, auditing or federal securities law matters?

Concerns relating to accounting, internal control, auditing or federal securities law matters may be submitted by writing to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. All correspondence will be brought to the attention of the chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to these matters.

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DIRECTOR COMPENSATION

How are directors compensated?

For Board participation during 2014, our non-management directors were compensated as follows:

•	Each received an annual cash retainer of $40,000;

•	The chairman of the Audit Committee received an annual cash retainer of $30,000;

•	The other members of the Audit Committee each received an annual cash retainer of $12,000;

•	The chairman of the Compensation Committee received an annual cash retainer of $15,000;

•	The other members of the Compensation Committee each received an annual cash retainer of $7,500;

•	The chairmen of the Finance and Investment and Nominating and Corporate Governance Committees each received an annual cash retainer of $10,000;

•	The other members of the Finance and Investment and Nominating and Corporate Governance Committees each received an annual cash retainer of $5,000; and

•	The Chairman of the Board received an additional annual cash retainer of $50,000.

All cash retainers are generally paid quarterly in arrears and based upon service for a full year, and prorated payments are made for service of less than a full year.

The compensation program is designed to compensate each non-management director for participating in up to eight Board meetings per year and up to eight meetings per year for each committee on which the non-management director serves. During 2014, additional compensation was paid to each non-management director for participating in meetings during the Board term (which runs from annual meeting date to annual meeting date) in excess of these thresholds, as follows:

Each additional Board meeting:	$4,000
Each additional Audit Committee meeting:	$1,200
Each additional Compensation Committee meeting:	$750
Each additional meeting of any other committee:	$500

In light the new focus of and responsibilities delegated to the Investment Committee (discussed above) and based on the recommendation of the Compensation Committee, the Board approved and adopted the following compensation for the members of the Investment Committee effective January 1, 2015:

•	The chairman of the Investment Committee receives an annual cash retainer of $25,000;

•	The other members of the Investment Committee each receive an annual cash retainer of $10,000; and

•	Each member receives a $1,000 per meeting fee for participation in excess of eight Investment Committee meetings during the Board term.

For his or her service during the 2014-2015 Board term, each non-management director received a restricted stock unit (“RSU”) award in an amount equal in value to $150,000 (with the number of RSUs granted calculated using the 30-day historical average of the company’s stock price) that vests in full one year from the grant date. Upon their respective initial appointments to the Board in 2014, Messrs. Hutcheson and Öistämö each received a pro-rated RSU award for their partial service during the 2014-2015 Board term, as well as an initial appointment award of RSUs in an amount equal in value to $150,000 (with the number of RSUs granted calculated using the 30-day historical average of the company’s stock price) that vests in full one year from the grant date. RSU awards may be deferred. An election to defer must be made in the calendar year preceding the year during which services are rendered and the compensation is earned. Unvested time-based RSUs and deferred RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest or at the end of the deferral period, as applicable.

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To align the interests of non-management directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-management directors are set at a target of five times their annual cash retainer of $40,000. Qualifying stock includes: shares of common stock, restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any director who has not reached or fails to maintain the target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until the target ownership level is met. A director may not make any disposition of shares that results in his or her holdings falling below the target ownership level without the express approval of the Compensation Committee. As of March 31, 2015, all of the non-management directors except Mr. Öistämö (who was appointed to the Board in November 2014) had reached their target ownership levels.

The company’s directors are also eligible to participate in the company’s nonqualified deferred compensation plan, which was implemented in 2013, by deferring receipt of their annual Board fees. None of the directors elected to participate in the deferred compensation plan in 2014. For more information about the deferred compensation plan, see “Executive Compensation – Nonqualified Deferred Compensation.”

2014 Non-management Director Compensation Table

The following table sets forth the compensation paid to each person who served as a non-management director of the company in 2014 for their service in 2014. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gilbert F. Amelio	58,000	187,026	245,026
Jeffrey K. Belk	57,699	187,026	244,725
Steven T. Clontz	103,666	187,026	290,692
S. Douglas Hutcheson	26,250	320,451	346,701
Edward B. Kamins	61,166	187,026	248,192
John A. Kritzmacher	75,820	187,026	262,846
Kai O. Öistämö	5,878	257,282	263,160
Jean F. Rankin	57,000	187,026	244,026
Robert S. Roath	51,500	187,026	238,526

(1)	Amounts reported represent the aggregate annual Board, Chairman of the Board, committee chairman and committee membership retainers earned by each non-management director in 2014, plus any fees earned for attendance at additional meetings during the 2013-2014 Board term, as described above.
(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2014. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 10 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. The following table sets forth the grant date fair value of each RSU award granted to our non-management directors in 2014.

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Name	Grant Date	Number of Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)
Gilbert F. Amelio	6/12/2014	3,877	187,026
Jeffrey K. Belk	6/12/2014	3,877	187,026
Steven T. Clontz	6/12/2014	3,877	187,026
S. Douglas Hutcheson	6/30/2014	3,438	164,336
	6/30/2014	3,266	156,115
Edward B. Kamins	6/12/2014	3,877	187,026
John A. Kritzmacher	6/12/2014	3,877	187,026
Kai O. Öistämö	11/17/2014	3,303	163,928
	11/17/2014	1,881	93,354
Jean F. Rankin	6/12/2014	3,877	187,026
Robert S. Roath	6/12/2014	3,877	187,026

As of December 31, 2014, each person who served as a non-management director of the company in 2014 had the following aggregate amounts of unvested RSU awards (including accrued dividend equivalents) outstanding. None of our directors had any options outstanding as of December 31, 2014. This table does not include RSUs that, as of December 31, 2014, had vested according to their vesting schedule, but had been deferred.

Name	Outstanding Restricted Stock Units (#)
Gilbert F. Amelio	3,912
Jeffrey K. Belk	3,912
Steven T. Clontz	3,912
S. Douglas Hutcheson	6,765
Edward B. Kamins	3,912
John A. Kritzmacher	3,912
Kai O. Öistämö	5,184
Jean F. Rankin	3,912
Robert S. Roath	3,912

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PROPOSALS TO BE VOTED ON

Election of Directors

(Proposal 1)

Description

Which directors are nominated for election?

Messrs. Jeffrey K. Belk, S. Douglas Hutcheson, John A. Kritzmacher, William J. Merritt, Kai O. Öistämö and Robert S. Roath and Ms. Jean F. Rankin are recommended by the Nominating and Corporate Governance Committee and nominated by the Board for election at the 2015 annual meeting, each to serve a one-year term until our annual meeting in 2016 and until his or her successor is elected and qualified. Messrs. Hutcheson and Öistämö are each standing for election to the Board for the first time. Both were identified as director candidates by an executive search firm retained by the company in 2014 to identify potential director candidates.

Dr. Gilbert F. Amelio and Messrs. Steven T. Clontz and Edward B. Kamins are retiring upon the expiration of their current terms and are not standing for re-election at the 2015 annual meeting. As a result, as of the date of the 2015 annual meeting, the size of the Board will be reduced from ten to seven members.

Set forth below is biographical information about the seven nominees, each of whose current terms of office expire at the 2015 annual meeting, and other information about the skills and qualifications of our directors that contribute to the effectiveness of the Board.

What are their backgrounds?

Jeffrey K. Belk, 52, has been a director of the company since March 2010. Since 2008, he has served as Managing Director of ICT Capital, LLC, focused on developing and investing in select global growth opportunities in the information and communications technologies space. In 2014, he founded Velocity Growth, a social customer relationship management and services company where he serves as Executive Chairman, and Bright Light Management, which was formed to identify, evaluate and stimulate funding for early stage, entrepreneurial projects and where Mr. Belk serves as Managing Partner. Formerly, Mr. Belk spent almost 14 years at Qualcomm Incorporated (“Qualcomm”), a developer and provider of digital wireless communications products and services, where, from 2006 until his departure in early 2008, he was Qualcomm’s Senior Vice President of Strategy and Market Development, focused on examining changes in the wireless ecosystem and formulating approaches to help accelerate mobile broadband adoption and growth. From 2000 through 2006, Mr. Belk served as Qualcomm’s Senior Vice President, Global Marketing, leading a team responsible for all facets of Qualcomm’s corporate messaging, communications and marketing worldwide. He also served on the board of directors of Peregrine Semiconductor Corp. from 2008 until it was acquired by Murata Corporation in 2014. The Board has concluded that Mr. Belk should serve as a director of the company because his extensive industry-specific experience in strategy and marketing makes him a valuable resource and provides him with unique insights on the challenges and opportunities facing the company in the wireless markets.

S. Douglas Hutcheson, 59, has been a director of the company since July 2014. Mr. Hutcheson is CEO and a director of Laser, Inc., a corporation created in connection with the acquisition of Leap Wireless International, Inc. (“Leap Wireless”), a wireless communications carrier, by AT&T in March 2014. Since January 2015, Mr. Hutcheson has also served as a senior advisor of Technology, Media and Telecom (TMT) for Searchlight Capital, a global private investment firm. Prior to March 2014, Mr. Hutcheson served as CEO of Leap Wireless and its operating subsidiary, Cricket Communications, for nine years, where he was responsible for developing and implementing strategy, all operations, and the oversight of all relationships and partnerships. Before serving as CEO, Mr. Hutcheson held other executive positions at Leap Wireless, including President and Chief Financial Officer. Prior to joining Leap Wireless, he was Vice President of Marketing in the wireless infrastructure division at Qualcomm for three years, where he led multiple teams. Since 2012, Mr. Hutcheson has also served on the

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board of directors of Pitney Bowes Inc., and currently serves on the audit and finance committees of such board. He previously served on the board of directors of Leap Wireless from 2005 to 2014. The Board has concluded that Mr. Hutcheson should serve as a director of the company because, with his significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company and his broad business background, which includes strategic planning and product and business development and marketing, he brings valuable insight that is needed to evolve and execute the company’s strategy.

John A. Kritzmacher, 54, has been a director of the company since June 2009. Since 2013, Mr. Kritzmacher has served as Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc., a global provider of knowledge and knowledge-based services in the areas of research, professional development and education. From October 2012 through February 2013, Mr. Kritzmacher served as Senior Vice President Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services, where Mr. Kritzmacher was responsible for leading a major restructuring initiative. Previously, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of Global Crossing Limited (“Global Crossing”), a global provider of IP-based telecommunications solutions, from October 2008 to October 2011, when Global Crossing was acquired by Level 3 Communications, Inc. Prior to that, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies Inc. (“Lucent”), a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. Mr. Kritzmacher also served on the board of directors of Duff & Phelps Corporation from 2011 until it was acquired by a private equity consortium in 2013. The Board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and serves as the Board’s Audit Committee financial expert.

William J. Merritt, 56, has been a director of the company since May 2005. He has also served as President and Chief Executive Officer of the company since May 2005, and prior to that served as the company’s General Patent Counsel for four years. Since 2014, Mr. Merritt has been a member of the board of directors of privately owned Shared Spectrum Company, a leading innovator of dynamic spectrum access and wireless spectrum intelligence technology. The Board has concluded that Mr. Merritt should serve as a director of the company because, in his current and former roles, Mr. Merritt has played a vital role in managing the company’s intellectual property assets and overseeing the growth of its patent licensing business. He also possesses tremendous knowledge about the company from short- and long-term strategic perspectives and from a day-to-day operational perspective and serves as a conduit between the Board and management while overseeing management’s efforts to realize the Board’s strategic goals.

Kai O. Öistämö, 50, has been a director of the company since November 2014. Mr. Öistämö led corporate strategy and business development at Nokia Corporation (“Nokia”), a leader in the fields of network infrastructure, location-based technologies and advanced technologies and a former wireless handset manufacturer, as Executive Vice President, Chief Development Officer from 2010 until his departure in 2014, with responsibility for strategic partnerships and alliances. Previous roles during his 23-year tenure at Nokia included the position of Executive Vice President, Devices, from 2008 to 2010. Mr. Öistämö was also a member of the Nokia leadership team from 2005 to 2014. Mr. Öistämö serves on the board of directors of two Finnish public companies: Sanoma Corporation since 2011 and Digia Plc since March 2015. He is also Chairman of the Board of the Funding Agency for Technology and Innovation in Finland (Tekes) and of Tampere University in Finland. The Board has concluded that Mr. Öistämö should serve as a director of the company because his extensive global experience in the wireless communications industry and executive leadership and corporate strategy background serve as a great asset to the company and the Board and enable him to contribute guidance and advice relating to the development and execution of the company’s strategy and the assessment of the challenges and opportunities facing the company.

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Jean F. Rankin, 56, has been a director of the company since June 2010. Ms. Rankin served as Executive Vice President, General Counsel and Secretary at LSI Corporation (“LSI”), a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, from 2007 to May 2014, when LSI was acquired by Avago Technologies Limited (“Avago”). In this role, she served LSI and its board of directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems Inc. (“Agere”), where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. The Board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her current and former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.

Robert S. Roath, 72, has been a director of the company since May 1997. He served as Senior Vice President and Chief Financial Officer of RJR Nabisco, Inc., before his retirement in 1997. Mr. Roath is a long-time senior strategic and financial executive with diversified corporate and operating experience with various global companies, including Colgate-Palmolive Company, General Foods Corporation, GAF Corporation and Price Waterhouse. He has been a director of SP Plus Corporation (formerly Standard Parking Corporation) since its initial public offering in May 2004 and currently serves as chairman of SP Plus’ compensation and audit committees. The Board has concluded that Mr. Roath should serve as a director of the company because his achievements as an executive in operations, finance, strategy formulation, business development and mergers and acquisitions allow him to provide valuable guidance, especially with respect to the major financial policies and decisions of the company and the analysis of the business challenges and opportunities facing the company.

Vote Required and Board Recommendation

Director nominees receiving the affirmative vote of the majority of votes cast for him or her will be elected to serve as directors for the next year and until his or her successor is elected and qualified. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES.

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Advisory Resolution to Approve Executive Compensation

(Proposal 2)

Description

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to align management’s interests with those of its shareholders and to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual performance and corporate goals through the use of performance-based compensation. As discussed in “Compensation Discussion and Analysis,” the achievement of corporate and shared executive goals, as well as departmental and individual performance, determine the short-term and long-term incentive compensation paid to our executives. Our executive compensation programs have a number of features designed to promote these objectives.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

The Board of Directors has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2015 annual meeting of shareholders:

RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2015 annual meeting of shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy on the frequency of future “say on pay” votes, the next “say on pay” vote will be held at the 2016 annual meeting of shareholders.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast is required to approve this advisory resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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Ratification of Appointment of

Independent Registered Public Accounting Firm

(Proposal 3)

Description

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2015. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the Board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PwC, the company’s independent registered public accounting firm, for the fiscal years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Type of Fees
Audit Fees(1)	$850,000	$899,000
Audit-Related Fees(2)	$381,425	$161,900
Tax Fees(3)	$85,940	$67,325
All Other Fees(4)	$1,800	$1,800
Total	$1,319,165	$1,130,025

(1)	Audit Fees consist of the aggregate fees billed by PwC for the above fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and for services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years. Such fees also include fees billed by PwC in connection with its audit of the financial statements of Convida Wireless, LLC (“Convida Wireless”), the company’s joint venture with Sony Corporation of America (“Sony”).

(2)	Audit-Related Fees consist of the aggregate fees billed by PwC for the above fiscal years for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees.” Such fees relate to consultation concerning financial accounting and reporting standards and field verification of royalties from certain licensees and other contract compliance reviews. In addition, for 2014, such fees also include fees billed by PwC in connection with its audit of the financial statements of the Signal Trust for Wireless Innovation, a Delaware statutory trust formed in 2013.

(3)	Tax Fees consist of the aggregate fees billed by PwC for the above fiscal years related to a foreign tax study and other technical advice related to foreign tax matters.

(4)	All Other Fees consist of the aggregate fees billed by PwC for the above fiscal years for certain accounting research software licensed by the company from PwC.

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Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the Audit Committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the Audit Committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided.

The Audit Committee has delegated pre-approval authority to its chairman for cases where services must be expedited. In cases where the Audit Committee chairman pre-approves a service provided by the independent registered public accounting firm, the chairman is required to report the pre-approval decisions to the Audit Committee at its next scheduled meeting. The company’s management periodically provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.

All of the services performed by PwC related to fees disclosed above were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2015.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2015.

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REPORT OF THE AUDIT COMMITTEE

As more fully described in our charter, the Audit Committee oversees the company’s financial reporting processes on behalf of the Board. In fulfilling our oversight responsibilities, the Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2014, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management has represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The Audit Committee has also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee has also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the Board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC, and we retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2015.

AUDIT COMMITTEE:

John K. Kritzmacher, Chairman

Kai O. Öistämö

Jean F. Rankin

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EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of March 31, 2015:

Name	Age	Position

William J. Merritt	56	President and Chief Executive Officer
Richard J. Brezski	42	Chief Financial Officer and Treasurer
Jannie K. Lau	39	Executive Vice President, General Counsel and Secretary
Marie H. MacNichol	51	Chief Licensing Counsel and Chief Licensing Officer
Scott A. McQuilkin	60	Senior Executive Vice President, Innovation
James J. Nolan	54	Executive Vice President, InterDigital Solutions
Lawrence F. Shay	56	Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel
Byung K. Yi	64	Executive Vice President, InterDigital Labs, and Chief Technology Officer

There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment of each of our executive officers. Biographical information on Mr. Merritt is discussed under the caption “Election of Directors” above.

Richard J. Brezski is InterDigital’s Chief Financial Officer, responsible for overseeing the company’s finance, accounting, audit, tax, treasury, corporate development, IT and facilities functions, including the company’s internal and external financial reporting and analysis. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer, and in March 2011 he was appointed to the additional post of Treasurer. In May 2012, he was appointed Chief Financial Officer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

Jannie K. Lau is InterDigital’s Executive Vice President, General Counsel and Secretary, responsible for managing the company’s legal and government affairs functions. Ms. Lau joined InterDigital in 2008 as Associate General Counsel and was promoted to Deputy General Counsel in 2010. She was appointed to her current position in October 2012. Prior to joining InterDigital, Ms. Lau served as securities and transactional counsel at IKON Office Solutions, Inc., then a Fortune® 500 document management solutions company. Before beginning her in-house career, she was an associate at leading global law firms in New York and Boston, where she represented public and pre-IPO companies as well as private equity and venture capital funds. Ms. Lau serves on the Greater Philadelphia Area board of directors of the American Cancer Society, the board of directors of Jobs for Delaware Graduates and the development committee of the Pennsylvania Academy of the Fine Arts. Ms. Lau earned a Juris Doctor, with honors, from the University of Pennsylvania Law School and holds a Bachelor of Arts in English and Comparative Literature from Columbia University.

Marie H. MacNichol is InterDigital’s Chief Licensing Counsel and Chief Licensing Officer, responsible for managing day-to-day operations for InterDigital’s Licensing, Patent, and Litigation groups. Ms. MacNichol joined the company in July 2014. From 2008 to 2014, Ms. MacNichol served as Vice President of IP law for LSI (formerly Agere, currently a subsidiary of Avago), a technology company that designs, develops and markets high-performance storage and networking semiconductors. In that role, Ms. MacNichol oversaw a team of attorneys and paralegals in all intellectual property matters. Before joining Agere, Ms. MacNichol was at Lucent

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where she served as corporate counsel, responsible for IP licensing matters. Ms. MacNichol started her legal career as an attorney at Fish & Neave. Ms. MacNichol earned a Bachelor of Science in Electrical Engineering from Drexel University and a Juris Doctor from Villanova University School of Law.

Scott A. McQuilkin has served as the company’s Senior Executive Vice President, Innovation, since October 2012. As head of InterDigital’s Innovation group, Mr. McQuilkin is responsible for leading the organization’s commercial business initiatives, overseeing strategic business investments and managing Innovation Partners, an external technology sourcing model based around partnerships with leading innovators and research organizations as well as strategic acquisitions of technology. Mr. McQuilkin joined the company as Chief Financial Officer in July 2007, and was appointed Senior Executive Vice President, Strategy and Finance, in May 2012, in which role he was responsible for overseeing the organization’s strategy, corporate development and finance functions. Until joining InterDigital in 2007, Mr. McQuilkin served as Chief Financial Officer of Metavante Lending Solutions, a provider of banking and payment technology solutions, where he was responsible for all financial activities, including accounting, budgeting/forecasting, capital planning, cash management, strategic planning, mergers and acquisitions, tax, purchasing and payables. Mr. McQuilkin served as Chief Financial Officer for GHR Systems, Inc. (“GHS Systems”), a provider of lending technologies and related support services, from February 2000 to August 2006, when GHR Systems was acquired by Metavante Corporation. Mr. McQuilkin earned a Master of Business Administration from The Wharton School and a Bachelor of Science from Pennsylvania State University.

James J. Nolan is InterDigital’s Executive Vice President, InterDigital Solutions. As head of InterDigital Solutions, Mr. Nolan is responsible for advancing market-ready technologies toward commercialization, as well as establishing and developing strategic business relationships and identifying potential new business opportunities. Since joining the company in 1996, Mr. Nolan has held a variety of engineering and management positions, including serving as the company’s senior engineering officer from 2006 to 2014. Before assuming his current role, Mr. Nolan served as InterDigital’s Executive Vice President, Research and Development, from 2009 to 2014 (which included the role of head of InterDigital Labs from 2013 to 2014). In those roles, Mr. Nolan led InterDigital’s research and development teams, overseeing the development of standards-based technology as well as next generation technology initiatives, including advanced air interfaces, machine-to-machine / Internet of Things (“IoT”), bandwidth management technologies for Wi-Fi®/cellular integration and dynamic spectrum management solutions. Prior to leading the company’s engineering and R&D organizations, he led technology and product development of modems, protocol software and radio designs for multiple wireless standards. Mr. Nolan serves on the board of directors of Convida Wireless, the company’s joint venture with Sony for IoT technology development. He is also a board member of EvoNexus, a San Diego-based, member-supported, non-profit technology incubator, and serves on the Dean’s advisory board for Hofstra University’s School of Engineering and Applied Science. Mr. Nolan earned a Bachelor of Science in Electrical Engineering from the State University of New York at Buffalo, a Master of Science in Electrical Engineering from Polytechnic University and an Executive Master of Business Administration from Hofstra University.

Lawrence F. Shay is the company’s Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel. Mr. Shay is responsible for overseeing all activities pertaining to InterDigital’s patent business, including long-term research and development under InterDigital Labs as well as management of the company’s intellectual property assets, negotiation and administration of license agreements, litigation relating to intellectual property rights and strategic patent sales and joint ventures. Mr. Shay was appointed to his current position in January 2008, and he assumed oversight of the InterDigital Labs function in 2014 without a change in title. He joined InterDigital in November 2001 as Chief Legal Officer and served as Corporate Secretary from November 2001 to September 2004. In February 2007, Mr. Shay’s title was revised to Chief Legal and Government Affairs Officer, without a change in responsibilities. He previously served as General Counsel of U.S. Interactive, Inc., a multinational, publicly held Internet professional services corporation. From 1985 until 1999, Mr. Shay practiced corporate law with Dilworth Paxson LLP, a major Philadelphia law firm. Mr. Shay earned his Juris Doctor, with honors, from the Temple University School of Law and is a magna cum laude graduate of Saint Joseph’s University, where he earned a Bachelor of Arts in Economics.

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Byung K. Yi is InterDigital’s Executive Vice President, InterDigital Labs, and Chief Technology Officer. As head of InterDigital Labs, Dr. Yi is responsible for directing the development of advanced wireless and network technologies, the evolution of standards-based technologies and the company’s participation in wireless standards bodies. Dr. Yi joined the company in April 2014 from the Federal Communications Commission (the “FCC”), where he had served as assistant division chief of engineering since 2012. Prior to his appointment at the FCC, Dr. Yi was at LG Electronics from 2000 to 2012, where, as Senior Executive Vice President, he headed the company’s North American R&D center. Dr. Yi is a former member of the company’s Technical Advisory Council and currently serves on the board of directors of the Telecommunications Industry Association. Dr. Yi earned a Bachelor’s degree in electrical engineering from Yonsei University (Korea), a Master’s degree in electrical engineering from the University of Michigan, and a Ph.D. in electrical engineering from George Washington University.

The company’s executive officers are appointed to the offices set forth above to hold office until their successors are duly appointed.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Edward B. Kamins, Chairman

Gilbert F. Amelio

Steven T. Clontz

S. Douglas Hutcheson

Compensation Discussion and Analysis

This Compensation Discussion and Analysis covers all material elements of compensation awarded to, earned by or paid to the company’s Named Executive Officers (“NEOs”), and focuses on the principles underlying the company’s executive compensation policies and decisions. The following individuals are our NEOs for fiscal 2014:

•	William J. Merritt – President and Chief Executive Officer;

•	Richard J. Brezski – Chief Financial Officer and Treasurer;

•	Scott A. McQuilkin – Senior Executive Vice President, Innovation;

•	James J. Nolan – Executive Vice President, InterDigital Solutions; and

•	Lawrence F. Shay – Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel.

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Executive Summary

Fiscal 2014 Company Performance

By multiple objective measures, the company delivered one of its best years in 2014. We reported a 46% increase in recurring revenue (comprised of current patent royalties and current technology solutions revenue) compared to 2013. In second quarter 2014, we entered into a royalty-bearing patent license agreement with Samsung, the world’s largest handset manufacturer. This significant achievement, along with other significant achievements in prior years, drove robust total revenues of $415.8 million and positive cash flow in 2014, and we ended the year with a strong cash balance of $703.9 million. Over the course of 2014, our stock price rose almost 80% from $29.49 to $52.90, we doubled our quarterly cash dividend from $0.10 to $0.20 per share, and we returned an aggregate of $176.4 million to shareholders via dividends and share repurchases. All the while, we maintained our prolific pace of innovation, with approximately 220 U.S. patents and approximately 1,300 non-U.S. patents issued in 2014.

Results from 2014 Shareholder Advisory Vote on Executive Compensation

At the 2014 annual meeting of shareholders, we held an advisory vote on executive compensation (“say on pay”). Approximately 73% of the votes cast supported the compensation of the company’s named executive officers as disclosed in our 2014 proxy statement, which was less support than we received for our say on pay proposal in 2013 (73% versus 94%). As a result of this year-over-year decrease in support, both before and after our 2014 annual meeting, we reached out to shareholders to discuss and obtain feedback on our executive compensation programs. The chairman of the Compensation Committee led the shareholder outreach to some of our largest institutional investors, which included discussions about executive pay and governance issues of interest.

Based on the feedback from the outreach efforts, the Compensation Committee concluded that the changes it had made to the executive compensation programs in prior years (such as granting performance awards in the form of performance-based RSUs instead of performance grants payable in cash, overhauling the annual incentive plan to provide for a bonus pool funded solely by corporate performance, removing excise tax gross-up provisions, and adding double-trigger change-in control-provisions) were operating as anticipated and were generally well received by the company’s shareholders. However, certain compensation decisions made during 2013, when compared with the compensation decisions made in prior years, may have caused some shareholders to be concerned that our executive compensation strategy was not adequately aligned with the company’s performance in 2013. As a result of the outreach to our shareholders and further discussions with the Compensation Committee’s independent compensation consultant Pearl Meyer & Partners (“Pearl Meyer”), the Compensation Committee affirmed its commitment to align compensation with performance, as discussed directly below under “Good Governance Practices and Policies.”

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Good Governance Practices and Policies:

The company strives to maintain good governance practices, and regularly reviews and updates such practices, related to the compensation of our executive officers, including our NEOs. Such practices include:

•	Balanced Compensation Programs: Compensation programs are balanced to create a focus on short- and long-term results through a mix of fixed and variable pay. For example, 78% of Mr. Merritt’s 2014 compensation was variable and was dependent upon the company’s performance (through a combination of awards under the company’s short-term incentive plan (“STIP”) and long-term compensation program (“LTCP”)).

•	Targeting the Median: Compensation decisions are designed to target total compensation amounts and opportunities for the company’s executive officers at or near the median, or the 50th percentile, for similar positions at companies in our peer group.

•	Limited Use of Discretionary Equity Awards: In early 2013, the Compensation Committee granted special discretionary RSU awards to certain NEOs to bring their compensation opportunity up to market levels for their positions in the peer group and to further align the interests of management and shareholders. These grants were a result a comprehensive review of our executive compensation program by Pearl Meyer in 2012, through which it was determined that NEO total compensation, and, in particular, target long-term compensation, was well below market. These special time-based RSU awards were not part of a regular ongoing program, and no similar grants were made to executives in 2014. Mr. Brezski did receive a modest supplemental grant of time-based RSUs in February 2014 in connection with his recent promotion, but he was not a recipient of the significantly larger one-time discretionary grants made to the other NEOs in 2013. The company intends to limit the use of discretionary equity awards, but may issue such awards from time to time when necessary to align with our peer group or to reward performance.

•	Annual Incentives Are Capped: The company’s total annual STIP pool is limited to two times the target payout amount, even if actual performance would result in pay that exceeds the ranges established at the beginning of the year. Additionally, no single employee, including an NEO, may receive an STIP payout equal to more than two times his or her target amount.

•	Clawback Policy: The Board has adopted a clawback policy under which the company may recover excess compensation paid to our executive officers if intentional misconduct or gross negligence by one or more of our executives results in a material restatement of our financial statements.

•	No Excise Tax Gross-Ups: Excise tax gross-up provisions have been eliminated from all executive employment contracts.

•	Double-Trigger Change-in-Control Provisions: All executive employment contracts contain double-trigger severance payout provisions (i.e., an executive must be terminated in connection with the change in control to receive any severance). Severance provisions that are triggered solely on a change in control have been eliminated from all executive employment contracts.

•	Stock Ownership Guidelines: Target stock ownership levels are set for the chief executive officer at five times base salary and for the other executive officers at two to three times the respective officer’s base salary. Each NEO has met the applicable stock ownership requirements as described below under “Stock Ownership Guidelines.”

•	Minimal Perquisites: The company does not provide any perquisites to executive officers that its other employees at or above the senior director level do not receive.

•	Independent Consultant Benchmarking: The Compensation Committee works with an outside independent consultant to annually assess executive compensation programs.

•	Anti-Hedging Policy: No employee, including executive officers, may enter into any hedge of InterDigital stock.

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•	Risk Mitigation: Compensation programs are reviewed with the compensation consultant on an annual basis to ensure plans do not create incentives that would put the company at risk of a material adverse effect.

2014 Compensation Decisions & Actions

Following are highlights of the key compensation decisions made by the Compensation Committee for 2014 which are consistent with our 2014 business results:

•	Base salaries for our NEOs were increased in an effort to bring total target compensation for each NEO closer to the median for similar positions in our peer group. The base salary increases ranged from 3% to 7%, except Mr. Brezski, who received a larger increase, 14%, because he had the largest deviation from median and to recognize his exceptional performance. Please see “2014 Executive Compensation in Detail – Base Salary” below for details.

•	The STIP bonus pool was funded at 200% of target, as a result of superior achievement of the 2014 STIP goals. NEOs received STIP payouts ranging from 182% to 200% of target as a result of individual, departmental and corporate performance. Please see “2014 Executive Compensation in Detail – Short-Term Incentive Plan” below for details.

•	NEOs received LTCP equity awards for the 2014-2016 performance cycle with an emphasis on performance-based equity as follows: 50% of the total value in the form of performance-based RSUs, 25% of the total value in the form of stock options, and 25% in the form of time-based RSUs. In addition, with respect to the goals associated with the performance-based RSUs granted for the 2012-2014 performance cycle, the Compensation Committee determined the goal achievement to be 104%, resulting in a payout of such awards at 110% of target. Please see “2014 Executive Compensation in Detail – Long-Term Compensation Program” below for details.

What Guides Our Program

Compensation Objectives and Philosophy

The compensation and benefits provided to the company’s executives have as their primary purpose the attraction, retention and motivation of talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we:

•	Attract talented leaders to serve as executive officers of the company by setting total compensation levels and program targets at competitive levels for comparable roles in the marketplace;

•	Retain our executives by providing a balanced mix of current and long-term compensation; and

•	Motivate our executives by “paying for performance,” or rewarding individual performance and the accomplishment of corporate goals, as determined by the Compensation Committee, through the use of performance-based compensation.

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Pay for Performance (Principal Elements of Pay)

Our executive compensation program is intended to hold our executive officers accountable for business results and reward them for strong corporate performance and value creation for our shareholders by rewarding performance that meets or exceeds the goals established by the Compensation Committee. Our NEOs’ total compensation is comprised of a mix of base salary, STIP, LTCP and, from time to time, other equity awards. Consistent with our compensation philosophy, the actual compensation received by our NEOs will vary based on individual and corporate performance measured against annual and long-term performance goals. Additionally, because a large percentage of our NEOs’ pay is comprised of equity awards, the value of their pay increases and decreases with changes in our stock price. For 2014, approximately 78% of our CEO’s target compensation and close to 74%, on average, of the target compensation of our other NEOs was comprised of STIP and LTCP awards and thus dependent upon the company’s performance.

Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program and has final approval with respect to the composition, structure and amount of all executive officer compensation, subject to board review. The Compensation Committee is comprised of no less than three independent, non-employee members of Board. Guided in the execution of its primary functions by the Board’s philosophy that the interests of key leadership should be aligned with the long-term interests of the company and its shareholders, the Compensation Committee annually reviews and approves goals relevant to the chief executive officer and other executive officers’ pay. The Compensation Committee works very closely with management and its independent consultant, Pearl Meyer, to examine the effectiveness of the company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee charter, which is available our website at http://ir.interdigital.com/committees.cfm.

Role of Executive Officers

As part of the annual performance and compensation review for executive officers other than the chief executive officer, the Compensation Committee considers the chief executive officer’s assessment of the other executive officers’ departmental and individual performances, including the identification of major individual accomplishments and any other recommendations of the chief executive officer with respect to their compensation. The chief executive officer also reports to the Compensation Committee on the company’s achievement of objectively measurable goals established under performance-based programs, based upon data related to achievement provided by the chief financial officer and verified by the company’s internal auditors.

Role and Independence of Advisors

As discussed above, the Compensation Committee engaged Pearl Meyer, an independent compensation consultant, to assist in carrying out its responsibilities. The Compensation Committee is responsible for selecting

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the consultant, negotiating the fees that are paid and determining the scope of the engagement. The Compensation Committee retained the compensation consultant to advise it and the rest of the Board, as applicable, on matters including, but not limited to, trends in executive compensation, peer group composition, benchmarking total direct compensation of the executives, short-and long-term incentive plan design and compensation of the company’s executive officers. Based on consideration of the various factors as set forth in the rules of the SEC and the listing standards of NASDAQ, the Compensation Committee has determined that Pearl Meyer did not have any conflicts of interest.

Factors Considered in Setting Compensation Amounts and Targets

In establishing compensation amounts and program targets for executives, the Compensation Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Compensation Committee annually reviews market data that is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for general and high-technology industry, adjusted for size. The market data helps the Compensation Committee gain perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the total compensation paid to the company’s executives. The data thus guides the Compensation Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Compensation Committee then takes into account other factors, such as the importance of each executive officer’s role to the company, individual expertise, experience and performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations. The Compensation Committee’s general practice is to position the company’s target total compensation amounts and opportunities at or near the market median, or 50th percentile, while considering other relevant factors, as discussed above, in order to attract and retain talented leaders to serve as executives of the company.

In September 2013, Pearl Meyer assisted the Compensation Committee with its process of identifying peer group companies by gathering information on their executive compensation levels and practices. After conducting a peer group review and reviewing market data from nationally recognized published surveys, Pearl Meyer presented a report to the Compensation Committee that included publicly available information about the levels and targets for base salary, short-term incentive compensation, long-term incentive compensation and total compensation for comparable executive-level positions at such peer group companies.

When choosing peers, we not only look for companies with similar revenue in the communications equipment industry, but also companies for which licensing revenue is a significant component of their total revenue stream (approximately 20% to 100% of total revenue). Upon final review of the peer group for 2014, the Compensation Committee removed Acme Packet (due to acquisition) and Excelixis (due to its size) and added Harmonic, Inc. and Comtech Telecommunications Corp., both communications equipment companies. The companies comprising the 2014 peer group were as follows:

Acacia Research Corporation	DTS Inc.	Rovi Corporation
ADTRAN Inc.	Harmonic Inc.	Silicon Image, Inc.[1]
Alkermes plc	Immersion Corporation	Synaptics Inc.
ARM Holdings plc	Nuance Communications, Inc.	Tessera Technologies Inc.
Comtech Telecommunications Corp.	Rambus Inc.	Universal Display Corp.
Dolby Laboratories, Inc.

[1]	Silicon Image, Inc. was acquired by Lattice Semiconductor in January 2015.

2014 Executive Compensation in Detail

Base Salary

Base salary is the fixed element of an executive’s current cash compensation, which the company pays because it affords each executive the baseline financial security necessary for the executive to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract and retain

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highly qualified and talented leaders. The Compensation Committee reviews and approves base salaries for the executives annually. Salary adjustments for our NEOs in 2014 were based on consideration of each NEO’s position, scope of responsibility and importance to the company and his performance during 2013, as well as a review of the market data and a comparison of each NEO’s total compensation against that of the other executive officers in the company’s peer group. Set forth below are the 2013 and 2014 base salaries for our NEOs:

NEO	2013	2014
William J. Merritt	$575,000	$600,000
Richard J. Brezski	285,000	325,000
Scott A. McQuilkin	375,000	400,000
James J. Nolan	325,000	350,000
Lawrence F. Shay	410,000	425,000

The NEOs other than Mr. Brezski received salary increases of between 3% to 7% in 2014 in an effort to bring total target compensation for each NEO closer to the median for similar positions in our peer group. Mr. Brezski, our Chief Financial Officer, received a salary adjustment of 14% because he had the largest deviation from the median and to recognize his exceptional performance in 2014. Even with the 14% increase in base salary, Mr. Brezski’s total 2014 compensation was still below the median for our peer group.

Short-Term Incentive Plan

The STIP annual incentive award is designed to reward the achievement of corporate goals and individual accomplishments during each fiscal year. The STIP provides for a target annual “incentive pool” in an amount equal to the sum of the individual STIP targets of all eligible employees. This incentive pool is funded based on a company-wide normalized cash flow goal pre-established by the Compensation Committee. Actual funding of the incentive pool may range from a minimum of 25% to a maximum of 200% of the total individual target bonuses based on this goal. A floor of 25% of the aggregate target was set because most employees of InterDigital are eligible to participate in this plan. As noted below, individual awards are based on multiple metrics, and the funding “floor” provides a mechanism for the company to reward extraordinary individual results of selected employees relative to objectives other than the company’s normalized cash flow. While there is a minimum “floor” STIP funding, there is no minimum guaranteed individual STIP payout for any participant. The aggregate value of the STIP awards paid to the NEOs combined with the aggregate value of the STIP awards paid to the company’s other employees cannot be greater than the total funded incentive pool, as adjusted for actual corporate achievement.

In January 2015, the chief executive officer reported to the Compensation Committee on the company’s achievement of the normalized cash flow goal for the purpose of funding the 2014 STIP incentive pool. Normalized cash flow for 2014 was 60% above the “maximum” performance level (the level at which the pool is funded at 200%). While the company’s actual performance far exceeded the goal, the maximum funding of the incentive pool is capped at 200% of target. Following consideration of the performance results, the Compensation Committee determined that, as a result of the company’s achievement of over 200% with respect to the 2014 established company goal, the incentive pool would be funded at its maximum, 200%.

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While company-wide normalized cash flow may determine the incentive pool funding, performance against shared executive corporate goals, departmental performance and individual performance determines the actual STIP payout for each NEO and other participants. The Compensation Committee approves shared corporate goals for the company’s executive officers each year. For 2014, the shared corporate goals for the company’s executives and the relative weights assigned to each were as follows:

2014 STIP Shared Executive Corporate Performance Goals:

Goal	Description	Target Weight
% of terminal unit market under license	Exit 2014 with a specified percentage of the terminal unit market under license	15%
Non-terminal unit licensing related revenue	Generate a specified dollar amount of normalized cash flow that is not derived from terminal unit patent licensing	15%
Partner IPR success and pipeline	Enter into a specified number of technology partnerships and make a certain number of patent disclosures through the Innovation Partners group	15%
Technology development and enhancement	Generate or identify certain numbers of patented or potentially patentable contributions to current or emerging standards and make certain numbers of non-provisional patent disclosures and non-standards patent disclosures	15%
Commercial initiatives	Establish new business(es) that have customer contracts that will deliver a certain amount of revenue	15%
Compensation Committee discretion	Allows Compensation Committee to adjust performance upward or downward as a result of unexpected outcomes or circumstances	25%
TOTAL		100%

The shared executive goals were intended to align the executive team around a key set of company performance objectives. The shared executive goals are structured to challenge and motivate executives, so that reasonable “stretch” performances would collectively yield a payout at or about 100% of target.

The actual STIP payout for the chief executive officer is based on achievement of the shared executive corporate goals and his individual performance. The actual STIP award paid to all other executives is based on the achievement of the shared executive corporate goals, his or her department’s performance and his or her individual performance. The target STIP award for each of the company’s executives is set as a percentage of annual base salary, which percentage is at or near the median of the market, as follows:

NEO	2014 STIP Target
William J. Merritt	100%
Richard J. Brezski	60%
Scott A. McQuilkin	75%
James J. Nolan	60%
Lawrence F. Shay	75%

The chief executive officer reported to the Compensation Committee on the achievement of the objectively measurable shared executive goals, and provided his assessment with respect to departmental and individual executive officer performance for the year. For 2014, the results with respect to the following shared executive goals were at or above target: percentage of the terminal unit market under license, non-terminal unit licensing-related revenues, partner IPR success and pipeline and technology and development enhancement. The achievement level of the goal related to commercial initiatives was below target. However, the overachievement of the goals meeting or exceeding target far outweighed the single goal that underperformed. Therefore, following consideration of the performance results, the Compensation Committee determined that the achievement level with respect to the shared executive goals was 129%.

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In determining the STIP payout to the chief executive officer for 2014, the Compensation Committee considered the Board’s assessment of his performance in 2014, as reflected in the recommendation of the Chairman of the Board, who is the primary liaison between the chief executive officer and the full Board of Directors. Based on the exceptional performance of the executive team towards their shared executive goals and the chief executive officer on an individual level, the Compensation Committee determined that his STIP payout for 2014 should be the maximum, or 200% of target. For the other NEOs, the Compensation Committee reviewed the performance assessments provided by the chief executive officer with respect to each executive’s individual and departmental performance, and also considered its own direct interactions with each NEO. As a result of the executive team’s performance toward their shared goals as well as departmental and individual performances, STIP payouts for 2014 for the NEOs ranged from 184% to 200% of target.

The STIP awards for 2014 paid to the NEOs in 2015 were entirely in cash. The Grants of Plan-Based Awards Table below reports the threshold, target and maximum potential STIP amounts for each NEO for 2014, and the Summary Compensation Table below reports the amounts actually earned by each NEO for 2014 under the STIP. For 2014, the aggregate value of the STIP awards paid to the NEOs combined with the aggregate value of the STIP awards paid to the company’s remaining employees was not greater than the achieved incentive pool.

Long-Term Compensation Program

The LTCP is designed to align management’s interests with those of the company’s shareholders to maximize the value of the company’s stock over the long term and to enhance retention efforts by incentivizing executive officers to drive the company’s long-term strategic plan. It currently consists of three components:

•	performance-based RSUs, which align employee and shareholder interests by tying value to both business results and future stock price;

•	stock option grants, which the Compensation Committee considers to be performance-based compensation and an important form of long-term incentive compensation because they are only valuable if our stock price increases over time; and

•	time-based RSUs, which provide retention benefits and in concert with our stock ownership guidelines, focus our executives on long-term share ownership and sustained value.

The goal of the LTCP is to challenge and motivate management to achieve a result that yields a payout at or about 100% of target for the performance-based component of the LTCP. One hundred percent achievement of the corporate goal or goals results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, with a threshold payout of 50% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no performance-based award would vest.

Recently, performance-based awards under the LTCP have varied from no payout for the 2007-2009 performance period to a 110% payout for the 2012-2014 performance period:

Performance Period	LTCP Payout
2007-2009	none
2008-2010	86%
2009-2011	31%
2010-2012	100%
2011-2013	71%
2012-2014	110%

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2012-2014 cycle

The Compensation Committee determines annually the participation level and components of each NEO’s LTCP award and approves the total value of each executive’s target LTCP award for that cycle. For the performance cycle that began on January 1, 2012 and ran through December 31, 2014 (the “2012-2014 cycle”), each participant, including NEOs, received 75% of their target award in performance-based RSU awards and 25% in time-based RSUs that vested on January 1, 2015.

The total target values of the awards granted to the NEOs in January 2012 for the 2012-2014 cycle were as follows:

NEO	Target
William J. Merritt	$875,000
Richard J. Brezski	190,291
Scott A. McQuilkin	332,600
James J. Nolan	272,610
Lawrence F. Shay	387,000

The goals associated with the performance-based RSU awards for the 2012-2014 cycle were to generate specified amounts of normalized cash flow over the performance period of the cycle. After reviewing the company’s progress toward these goals as of December 31, 2014, the Compensation Committee determined the company’s goal achievement to be 104%. As discussed above, for each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, resulting in authorized payouts of the performance-based RSU awards for the 2012-2014 cycle at 110% of target.

2014-2016 cycle

For the performance cycle that began on January 1, 2014 and runs through December 31, 2016 (the “2014-2016 cycle”), each NEO received 50% of his total LTCP award in the form of performance-based RSUs that vest, if at all, after the end of the performance period based on the company’s achievement of a pre-approved goal established by the Compensation Committee, 25% in stock options and 25% in the form of time-based RSUs that vest in full on the third anniversary of the grant date. In 2013, the Compensation Committee made a determination to add stock options to the mix of LTCP equity awards to more closely reflect the equity mix of our peers. All equity awards under the 2014-2016 cycle were granted to the NEOs on March 15, 2014. To determine the number of performance-based RSUs and time-based RSUs awarded, the percent of the allocation of the target value is divided by the closing stock price on the day prior to grant. The number of performance-based RSUs that vest, if at all, will depend on the goal achievement as determined by the Compensation Committee. The number of stock options that are granted is calculated using the Black-Scholes option pricing model. For the options granted in 2014, the weighted-average assumptions underlying the valuation under the Black-Scholes option pricing model are as follows: expected life of 4.5 years; volatility of 43.82%; a risk-free interest rate of 1.53%; and a dividend yield of 1.30%.

The total target values of the LTCP awards granted to the NEOs in March 2014 for the 2014-2016 cycle were as follows:

NEO	Target
William J. Merritt	$1,575,000
Richard J. Brezski	700,000
Scott A. McQuilkin	1,000,000
James J. Nolan	600,000
Lawrence F. Shay	1,000,000

While the target values of the LTCP awards are generally at or near the median of our peer group for each NEO, when determining the value of the LTCP awards, the Compensation Committee reviews the total direct

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compensation of our peers to ensure that the aggregate target awards result in a total direct compensation level at or near the median of our peer group. Pay and equity pay mix of our peers and general industry companies is also considered. The goal associated with the performance-based RSU awards for the 2014-2016 cycle is to generate a specified amount of normalized cash flow over the performance period of the cycle.

Normalized Cash Flow

The Compensation Committee has selected specified normalized cash flow goals for the LTCP and to set the incentive pool of the STIP because it believes that normalized cash flow most effectively aligns management’s interests with those of the company and its shareholders and is the most accurate measure of the company’s performance. Although the Compensation Committee has confidence that the company’s management will seek to enter into patent license agreements with terms that are the most favorable for the company and its shareholders, it still has the responsibility to ensure that the company’s compensation plans do not create incentives that could put the company’s interests at risk. Not only does the complicated and unpredictable nature of patent licensing revenue recognition make GAAP cash flow or revenue an inaccurate measure of performance for the company, but using such measures could also incentivize management to enter into patent license agreements that are structured in a way that helps meet incentive plan goals rather than in the way that is most beneficial for the company.

As more fully described in our Annual Report on Form 10-K for the year ended December 31, 2014, revenue recognition for revenues derived from patent license agreements is complex, and we derive the vast majority of our revenue from patent licensing. The timing and amount of revenue recognized from each license depends upon a variety of factors, including, the specific terms of each agreement, the nature of the deliverables and obligations and, as a result, components of our revenue tend to be highly variable year to year. In addition, the timing of our revenue recognition is often disjointed from the timing of the related cash receipts as a result of agreements including prepayment of royalties, past sales, etc. So that our executives are properly motivated to maximize the overall value of our patent portfolio and not to maximize short-term gains strictly for the purpose of attaining incentive plan goals, we normalize the cash flow under our license agreements to treat all licensing revenue as if it were negotiated as royalty bearing over the life of the agreement.

For example, when using normalized cash flow as a measure, if a patent licensing agreement includes a large up-front payment, in order to avoid having that payment disproportionately drive cash flow for the performance period, the payment is spread out over the term of the license agreement, mimicking what would happen if the cash was received pursuant to a running royalty-based license agreement. Strictly for illustrative purposes, assume the company set a GAAP cash flow goal of $100 for a three-year LTCP performance period (the “performance period”), and in each of the first two years of the performance period the company had generated $33 of cash flow from running royalties – bringing the total cash flow achieved for the first two years to $66. Because the cash flow was from running royalties, the amount included toward the goal for the performance period would be the same under both a GAAP cash flow and a normalized cash flow measure. Then, during year 3 of the performance period, the company negotiates a new 5-year $100 patent license agreement. A GAAP cash flow goal could incentivize management to agree to accept less than $100 in licensing royalties ($50 in this example) if the total discounted amount was paid up front (Deal A), which would then contribute $50 to toward the achievement of the goal for the performance period, rather than the full $100 paid over five years (Deal B), which would contribute only $20 toward the achievement of the performance goal. Although Deal B is clearly better for the company and its shareholders, the use of a GAAP cash flow performance incentive measure could have created an incentive to enter into Deal A, as that deal would have led to a larger incentive payout for the performance period (140% under Deal A vs. 65% under Deal B, as illustrated in the following table). By using normalized cash flow as the performance measure, management is properly incentivized to enter into Deal B, which not only leads to a higher incentive payout (65% under Deal B vs. no payout under Deal A, as illustrated in the following table), but also to the better outcome for the company and its shareholders.

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Normalized Cash Flow Illustrative Example

	DEAL A		DEAL B
	Incentive Plan Performance Measure		Incentive Plan Performance Measure
Performance Period Year	GAAP Cash Flow	Normalized Cash Flow	GAAP Cash Flow	Normalized Cash Flow
Year 1	$33	$33	$33	$33
Year 2	$33	$33	$33	$33
Year 3	$50	$10	$20	$20

Total	$116	$76	$86	$86
Goal Achievement	116%	76%	86%	86%
LTCP Payout(a)	140%	0%	65%	65%

(a)	For each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, with a threshold payout of 50% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no performance-based award would vest.

Other Compensation

NEOs are also eligible for other benefits, such as retirement benefits through a qualified 401(k) plan and a non-qualified deferred compensation plan, both of which include matching contributions, as described below, and supplemental long-term disability benefits.

Other Practices, Policies and Guidelines

Grant Practices

RSU awards and stock options granted to executives under the LTCP are typically granted on March 15 each year. If the participant joins the company or becomes eligible to receive awards through promotion after March 15, he or she would be eligible for an award on the 15th of the month following his or her date of hire or promotion, respectively. The company’s closing stock price on the day prior to the grant date is used to determine the number of performance-based and time-based RSUs granted and the exercise price of stock option grants. As noted above, performance based RSUs are tied to a 3-year performance period. Time-based RSUs vest 100% on the third anniversary of the grant date (i.e., “cliff” vesting). Stock options vest one-third on each of the first, second and third anniversaries of the grant date (i.e., “ratable” vesting). Stock options expire on the seventh anniversary of the grant date. The Compensation Committee believes that these grant procedures provide assurance that the grant timing does not take advantage of material nonpublic information.

The Compensation Committee may, in its sole discretion, grant additional equity awards to executives, including the NEOs, outside of the LTCP and the other compensation programs described above. As noted above, the Compensation Committee intends to limit the use of discretionary awards, but may issue such awards from time to time when necessary. In approving such awards, the Compensation Committee may consider the specific circumstances of the grantee, including, but not limited to, total compensation relative to median peer group compensation for his or her position, promotion, expansion of responsibilities, exceptional achievement recognition and retention concerns. Consistent with prior practice, in 2014, the Compensation Committee approved a supplemental grant of 3,000 time-based RSUs to Mr. Brezski in connection with a recent promotion.

Stock Ownership Guidelines

To align the interests of our executives with those of our shareholders, the company has established executive stock ownership guidelines. The chief executive officer’s target ownership level is an amount of company common stock with a value of at least five times his current annual base salary. The other NEOs are

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expected to own company stock with a value of at least a multiple of two (Messrs. Brezski and Nolan) or three (Messrs. McQuilkin and Shay) times their current annual base salary. Qualifying stock includes shares of common stock held outright or through the company’s 401(k) Plan (as defined below), restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any executive who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her guideline is met. An executive may not make any disposition of shares that results in his or her holdings falling below the target level without the express approval of the Compensation Committee. As of March 31, 2015, all of the NEOs are in compliance with this policy and had reached their target ownership levels.

Clawback Policy

In 2014, the Board adopted a clawback policy that would, under certain circumstances, entitle the company to recover certain compensation previously paid to the company’s executive officers, in accordance with the requirements of Section 304 of the Sarbanes-Oxley Act of 2002, and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In the event of any intentional misconduct or gross negligence by one or more executives that results in a material restatement of any company financial statement that was filed during the company’s then-current fiscal year or during one of the three prior full fiscal years, each executive would be required to repay or forfeit any excess compensation. The company will reevaluate its policy once final rules are adopted by the SEC and NASDAQ.

Savings and Protection and Nonqualified Deferred Compensation Plans

The company’s Savings and Protection Plan (“401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which employees, including NEOs, are able to contribute the lesser of 100% of their annual base salary or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s eligible earnings contributed to the 401(k) Plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.

In 2013, the company introduced a nonqualified deferred compensation plan (the “deferred compensation plan”) to complement the 401(k) Plan. As noted above, the IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The deferred compensation plan provides certain management and highly compensated employees, including the NEOs, with an opportunity to defer up to 40% of their base salary and up to 100% of their STIP payment. The company matches up to 50% of the first 6% of the participant’s eligible deferrals, determined on a combined plan basis taking into account deferred amounts under both the nonqualified plan and the 401(k) Plan; these contributions will receive the investment performance of InterDigital common stock. Matching contributions are made once annually after the end of the year. Participants vest 1/3 in company matching contributions after one year of service, 2/3 after two years of service and fully after three years of service, a vesting schedule identical to the 401(k) Plan. For more information about the nonqualified deferred compensation plan, see “Nonqualified Deferred Compensation.”

Employment Agreements

In March, 2013, the company entered into amended and restated employment agreements with each NEO. The employment agreements provide severance payments and benefits upon certain qualifying terminations of employment, including upon termination of the NEO’s employment by the company without “Cause” or by the executive for “Good Reason,” and provided for enhanced payments and benefits if such termination occurs on or within one year after a “Change in Control” of the company, each as defined in the applicable Employment Agreement. For more information regarding the provisions governing these termination scenarios, see “Potential Payments upon Termination or Change in Control.”

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Prohibition against Hedging

The company’s insider trading policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging transactions involving company stock.

Impact of Tax Treatment

Section 162(m) of the Code generally limits the company’s tax deduction for compensation paid to its chief executive officer and other NEOs (other than the chief financial officer) to $1 million per person in any tax year. Qualified performance-based compensation is not subject to the deduction limit if specified requirements are met. The Compensation Committee may consider the deductibility of compensation when making decisions, but will authorize the payment of compensation that is not deductible when it believes appropriate.

Compensation-Related Risk Assessment

We have assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the Compensation Committee considered all components of our compensation program and assessed any associated risks. The Compensation Committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time- and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under the STIP and LTIP awards; (iv) the company’s adoption of and adherence to various compliance programs, including a code of ethics, a clawback policy, a contract review and approval process and signature authority policy and a system of internal controls and procedures; and (v) the oversight exercised by the Compensation Committee over the performance metrics and results under the STIP and the LTCP. In addition, compensation programs are reviewed with Pearl Meyer, the compensation consultant, on an annual basis to ensure plans do not create incentives that would put the company at excessive risk. Based on the assessment described above, the Compensation Committee concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company.

Accounting for Share-Based Compensation

We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEO may never realize any value from their awards, ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render services in exchange for the option or other award.

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Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our NEOs in the last three years. Our NEOs include: (i) William J. Merritt, our chief executive officer, (ii) Richard J. Brezski, our chief financial officer and (iii) Scott A. McQuilkin, James J. Nolan and Lawrence F. Shay, who are our three other most highly compensated executive officers in 2014 who were serving as executive officers of the company at December 31, 2014. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation (5)	Total ($)
William J. Merritt	2014	600,000	393,753	393,750	1,196,908	32,662	2,617,073
President and Chief Executive Officer	2013	575,000	1,737,573	375,000	645,000	15,575	3,348,148
	2012	550,000	206,260	—	1,110,000	11,677	1,877,937

Richard J. Brezski	2014	325,000	261,395	175,000	368,986	15,500	1,145,881
Chief Financial Officer and Treasurer	2013	285,000	163,459	125,000	156,000	11,090	740,549
	2012	253,721	132,885	—	212,988	10,353	609,947

Scott A. McQuilkin	2014	400,000	250,001	250,000	599,048	21,437	1,520,486
Senior Executive Vice President, Innovation	2013	375,000	838,881	187,500	271,000	13,041	1,685,422
	2012	332,600	83,132	—	470,721	11,967	898,420

James J. Nolan	2014	350,000	150,013	150,000	382,315	18,252	1,050,580
Executive Vice President, InterDigital Solutions	2013	325,000	642,766	150,000	167,000	12,916	1,297,682
	2012	302,900	68,143	—	331,684	11,971	714,698

Lawrence F. Shay Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel	2014	425,000	250,001	250,000	636,928	20,906	1,582,835
	2013	410,000	1,044,806	250,000	266,000	13,909	1,984,715
	2012	387,000	96,769	—	526,041	11,677	1,021,487

(1)	Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for time-based RSU awards granted during the designated fiscal year. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 10 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees and directors is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards.

(2)	Amounts reported also reflect the value at the grant date of performance-based RSUs granted in such years based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 10 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

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On March 15, 2014, the company granted performance-based RSU awards to its NEOs for the 2014-2016 cycle under its long-term compensation program. As of the date of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance condition for these grants was 0%. Accordingly, there is no value reported for the performance-based RSUs granted to the NEOs in 2014. The following table sets forth the grant date fair value of the performance-based RSUs granted to the NEOs in 2014 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200%:

NEO	Maximum Value Performance-Based RSU Awards 2014-2016 Cycle ($)
William J. Merritt	1,575,011
Richard J. Brezski	700,039
Scott A. McQuilkin	1,000,003
James J. Nolan	600,051
Lawrence F. Shay	1,000,003

(3)	Amounts reported reflect the value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718.

(4)	Amounts reported for fiscal 2014 include the value of payouts earned under the company’s STIP.

(5)	Amounts reported for fiscal 2013 and 2012 are different than previously reported due to (a) the removal of premium amounts paid by the company for group term life insurance, because such group plan does not discriminate in scope, terms or operation in favor of the company’s executive officers is available generally to all salaried employees, and (b) the addition of amounts related to supplemental long-term disability insurance paid by the company for the benefit of certain employees, including its executive officers. The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2014, 2013 and 2012:

NEO		401(k) Plan Matching Contributions ($)(a)	Supplemental LTD ($)(b)	Deferred Compensation Plan Matching Contributions ($)(c)	Total ($)
William J. Merritt	2014	7,800	5,006	19,856	32,662
	2013	7,650	5,006	2,919	15,575
	2012	7,500	4,177	—	11,677
Richard J. Brezski	2014	7,800	3,440	4,260	15,500
	2013	7,650	3,440	—	11,090
	2012	7,500	2,853	—	10,353
Scott A. McQuilkin	2014	7,800	5,391	8,246	21,437
	2013	7,650	5,391	—	13,041
	2012	7,500	4,467	—	11,967
James J. Nolan	2014	7,800	5,266	5,186	18,252
	2013	7,650	5,266	—	12,916
	2012	7,500	4,471	—	11,971
Lawrence F. Shay	2014	7,800	4,177	8,929	20,906
	2013	7,650	4,177	2,082	13,909
	2012	7,500	4,177	—	11,677

(a)	Amounts represent company matching contributions to all employees, including the NEOs, on 50% of the first 6% of the employee’s eligible salary and annual bonus contributed to the 401(k) Plan, up to the maximum amount permitted by the Internal Revenue Service.

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(b)	Amounts represent premium amounts paid by the company for supplemental long-term disability insurance for the benefit of each NEO. Such amounts are paid by the company for employees at or above the director level.

(c)	Amounts represent company matching contributions made pursuant to the company’s nonqualified deferred compensation plan for NEO contributions. For more information, see “Nonqualified Deferred Compensation.”

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Grants of Plan-Based Awards in 2014

The following table summarizes the grants of (i) cash awards under the STIP (STIP), (ii) options (OPT), time-based RSU awards (TRSU) and performance-based RSU awards (PSU) under the 2014-2016 cycle of the LTCP, and (iii) supplemental time-based RSU awards (SRSU) under the company’s 2009 Stock Incentive Plan, each made to the NEOs during the year ended December 31, 2014. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William J. Merritt	STIP		150,000	600,000	1,200,000
	OPT	3/15/2014								37,658	30.69	393,750
	TRSU	3/15/2014							12,830			393,753
	PSU	3/15/2014				12,830	25,660	51,320				0
Richard J. Brezski	STIP		48,750	195,000	390,000
	SRSU(4)	2/15/2014							3,000			86,370
	OPT	3/15/2014								16,737	30.69	175,000
	TRSU	3/15/2014							5,703			175,025
	PSU	3/15/2014				5,703	11,405	22,810				0
Scott A. McQuilkin	STIP		75,000	300,000	600,000
	OPT	3/15/2014								23,910	30.69	250,000
	TRSU	3/15/2014							8,146			250,001
	PSU	3/15/2014				8,146	16,292	32,584				0
James J. Nolan	STIP		52,500	210,000	420,000
	OPT	3/15/2014								14,346	30.69	150,000
	TRSU	3/15/2014							4,888			150,013
	PSU	3/15/2014				4,888	9,776	19,552				0
Lawrence F. Shay	STIP		79,688	318,750	637,500
	OPT	3/15/2014								23,910	30.69	250,000
	TRSU	3/15/2014							8,146			250,001
	PSU	3/15/2014				8,146	16,292	32,584				0

(1)	Amounts reported represent the potential threshold, target and maximum payouts the NEO could have earned pursuant to the STIP for fiscal 2014. Actual payouts could have ranged from a minimum of 25% to a maximum amount of 200% of the targeted payout. For all NEOs, the actual amount earned for fiscal 2014, which was paid in 2015 and is reported in the Summary Compensation Table above, was based on the company’s achievement of the 2014 corporate and shared executive goals established by the Compensation Committee in March 2014 and departmental and individual performance of the NEO during 2014.

(2)	Amounts reported represent the potential threshold, target and maximum performance-based RSUs the NEO could earn pursuant to his performance-based RSU award under the 2014-2016 cycle. 100% achievement of the performance goal or goals results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, with a threshold payout of 50% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no performance-based RSUs would vest.

(3)

Grant date fair value of RSU awards is determined in accordance with FASB ASC Topic 718. The TRSU awards granted in 2014 are scheduled to vest in full on March 15, 2017. Amounts reported for option grants reflect the value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. For fiscal 2014, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.5 years; volatility of 43.82%; a risk-free interest rate of 1.53%; and a dividend yield of 1.30% Amounts reported for performance-based RSUs is based upon the probable outcome of the performance conditions, consistent with the estimate of

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aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of the date of grant, the probable outcome of the performance condition for the 2014-2016 cycle was 0%. Accordingly, there is no value reported for the performance-based RSUs granted in 2014.

(4)	Amount reported represents a supplemental grant of time-based RSUs awarded in connection with a recent promotion.

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Outstanding Equity Awards at 2014 Fiscal Year End

The following table sets forth information concerning outstanding option and stock awards of the NEOs as of December 31, 2014.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William J. Merritt	1/01/12						5,102	269,901
	1/18/13	7,361	14,724	—	44.19	1/18/20
	1/18/13						8,685	459,468
	1/18/13(6)								14,332	758,182
	1/18/13(7)								17,372	918,990
	1/18/13(8)						8,530	451,238
	3/15/14	—	37,658	—	30.69	3/15/21
	3/15/14						12,985	686,919
	3/15/14(9)								25,970	1,373,838

Richard J. Brezski	1/01/12						664	35,177
	5/09/12(10)						992	52,487
	1/18/13	2,454	4,908	—	44.19	1/18/20
	1/18/13						2,895	153,174
	1/18/13(6)								3,606	190,859
	1/18/13(7)								5,791	306,348
	2/15/14(11)						2,024	107,080
	3/15/14	—	16,737	—	30.69	3/15/21
	3/15/14						5,772	305,399
	3/15/14(9)								11,542	610,625

Scott A. McQuilkin	1/01/12						2,056	108,781
	1/18/13	3,680	7,362	—	44.19	1/18/20
	1/18/13						4,342	229,734
	1/18/13(6)								5,777	305,644
	1/18/13(7)								8,686	459,522
	1/18/13(8)						4,094	216,577
	3/15/14	—	23,910	—	30.69	3/15/21
	3/15/14						8,244	436,137
	3/15/14(9)								16,489	872,275

James J. Nolan	1/01/12						1,685	89,169
	1/18/13	2,944	5,890	—	44.19	1/18/20
	1/18/13						3,473	183,766
	1/18/13(6)								4,735	250,525
	1/18/13(7)								6,948	367,585
	1/18/13(8)						3,070	162,433
	3/15/14	—	14,346	—	30.69	3/15/21
	3/15/14						4,947	261,704
	3/15/14(9)								9,894	523,408

Lawrence F. Shay	1/01/12						2,393	126,627
	1/18/13	4,907	9,816	—	44.19	1/18/20
	1/18/13						5,790	306,294
	1/18/13(6)								6,723	355,674
	1/18/13(7)								11,581	612,642
	1/18/13(8)						5,117	270,721
	3/15/14	—	23,910	—	30.69	3/15/21
	3/15/14						8,244	436,137
	3/15/14(9)								16,489	872,275

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(1)	Amounts reported represent awards of options under the LTCP. All options vest annually, in three equal installments, beginning on the first anniversary of the grant date.

(2)	Amounts reported represent awards of time-based RSUs (including dividend equivalents accrued). All awards made on January 1, 2012 are time-based RSUs granted pursuant to the 2012-2014 cycle under the LTCP and vested in full on January 1, 2015. Unless otherwise indicated, all awards made on January 18, 2013 are time-based RSUs granted pursuant to the 2013-2015 cycle under the LTCP and are scheduled to vest in full on January 1, 2016. All awards made on March 15, 2014 are time-based RSUs granted pursuant to the 2014-2016 cycle under the LTCP and are scheduled to vest in full on March 15, 2017.

(3)	Values reported were determined by multiplying the number of unvested time-based RSUs by $52.90, the closing price of our common stock on December 31, 2014, the last trading day in 2014 (plus cash in lieu of a fractional share).

(4)	Amounts reported were based on target performance measures and represent awards of performance-based RSUs made under the LTCP.

(5)	Values reported were based on target performance measures and determined by multiplying the number of unvested performance-based RSUs by $52.90, the closing price of our common stock on December 31, 2014, the last trading day in 2014 (plus cash in lieu of a fractional share).

(6)	Performance-based RSU award granted pursuant to the 2012-2014 cycle under the LTCP, which was scheduled to vest on January 1, 2015 provided that the Compensation Committee has determined that the threshold level of performance has been achieved with respect to the goals associated with the cycle. As discussed above in “Compensation Discussion and Analysis,” the Compensation Committee determined that an achievement level of 104% had been met with respect to the goals for this cycle, resulting in a payout of 110% of the target performance-based RSU award (plus the proportionate number of dividend equivalents accrued) on January 1, 2015.

(7)	Performance-based RSU award granted pursuant to the 2013-2015 cycle under the LTCP, which is scheduled to vest on January 18, 2016 provided that the Compensation Committee has determined that the threshold level of performance has been achieved with respect to the goals associated with the cycle.

(8)	Amount reported represents a discretionary grant of time-based RSUs (including dividend equivalents accrued) awarded to bring compensation opportunity for the NEO up to market levels of other peer group companies and to further align the interests of management and the shareholders. The grant is scheduled to vest annually, in three equal installments, beginning on the grant date.

(9)	Performance-based RSU award granted pursuant to the 2014-2016 cycle under the LTCP, which is scheduled to vest on March 15, 2017 provided that the Compensation Committee has determined that the threshold level of performance has been achieved with respect to the goals associated with the cycle.

(10)	Amount reported represents an additional award of time-based RSUs (including dividend equivalents accrued) granted pursuant to the 2012-2014 cycle under the LTCP, which vested in full on January 1, 2015. Because Mr. Brezski was promoted in the first half of the first year of the cycle, his participation in the cycle was increased pursuant to the terms of the LTCP.

(11)	Supplemental grant of time-based RSUs awarded in connection with a recent promotion.

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Option Exercises and Stock Vested in 2014

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2014 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
William J. Merritt	—	—	21,161	617,447
Richard J. Brezski	—	—	3,963	121,720
Scott A. McQuilkin	—	—	10,026	292,520
James J. Nolan	—	—	7,729	225,599
Lawrence F. Shay	—	—	11,572	337,304

(1)	Includes dividend equivalents accrued and paid out in additional shares of common stock upon the vesting of the underlying awards.

(2)	Amounts reported represent the total pre-tax value realized upon the vesting of RSUs (number of shares vested times the closing price of our common stock on the vesting date) plus cash in lieu of a fractional share.

Nonqualified Deferred Compensation

In 2013, the company introduced a nonqualified deferred compensation plan to complement the 401(k) Plan. The IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) plan account. The deferred compensation plan provides the company’s directors and certain designated highly compensated employees, including the NEOs, with an opportunity to set aside additional compensation for their retirement. Pursuant to the terms of the deferred compensation plan, each eligible employee, including each NEO, may elect to defer base salary and STIP payouts, and non-management members of the Board of Directors may elect to defer Board fees, in each case on a pre-tax basis and up to a maximum amount selected annually by the Compensation Committee.

An employee participant or director may allocate deferrals to one or more deemed investments under the deferred compensation plan. The amount of earnings (or losses) that accrue to a participant’s account attributable to deferrals depends on the performance of investment alternatives selected by the participant. The deemed investment options are currently similar to those available under the 401(k) Plan. However, a participant’s election of investment alternatives as measuring devices for determining the value of a participant’s account does not represent actual ownership of, or any ownership rights in or to, the investments to which the investment alternatives refer, nor is the company in any way bound or directed to make actual investments corresponding to such deemed investments.

The company will not make any matching or discretionary contributions to the accounts of directors. However, the company may, but is not required to, make matching or discretionary contributions in cash to the accounts of employee participants. Any such company contributions are subject to a vesting schedule as determined by the Compensation Committee. The specific terms for each plan year, including eligible compensation, minimum and maximum deferral amounts (by percentage of compensation) and matching terms, are determined on an annual basis by the Compensation Committee.

Employee participant and director account payment obligations are payable in cash on a date or dates selected by the employee participant or director or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances. An employee participant or director may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

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For the 2014 plan year, eligible employees could elect to defer 10%, 20%, 30% or 40% of their base salary and 25%, 50%, 75% or 100% of their STIP. Matching contributions are determined on a combined plan basis taking into account deferred amounts under both the 401(k) Plan and the deferred compensation plan. Deferral elections had to be made by December 31, 2013. For 2014, a participant’s combined match for the 401(k) and deferred compensation plan was 50% of the combined deferrals up to 6% of the participant’s eligible deferrals. Matching contributions are deemed to be notionally invested in the InterDigital Stock Fund and are not eligible for transfer to other investment options. Matching contributions vest ratably based on years of service of the participant over three years in one-third increments, with the first vesting occurring after one year of service. Each NEO had at least three years of service with the company prior to the adoption of this plan; therefore, all will be immediately and fully vested in any matching contributions. Matching contributions are made once annually after the end of the year.

The following table sets forth the relevant information regarding the deferred compensation plan for 2014.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
William J. Merritt	279,904	19,856	21,411	—	421,639
Richard J. Brezski	19,500	4,260	1,372	—	25,132
Scott A. McQuilkin	67,750	8,246	4,392	—	80,388
James J. Nolan	83,500	5,186	5,695	—	94,381
Lawrence F. Shay	301,385	8,929	19,858	—	402,091

(1)	Contributions include deferred 2014 salary amounts and deferred 2013 STIP amounts (which were paid in 2014). The payouts of the 2014 STIP were not made until 2015; as a result, any deferrals of 2014 STIP amounts are not reflected in this column. For Messrs. Merritt and Shay, $118,654 and $168,385, respectively, were included in the “Salary” column of the Summary Compensation Table for fiscal 2014.

(2)	For the 2014 plan year, the company matched deferrals up to 50% of the first 6% of the participant’s base salary and annual bonus, determined on a combined plan basis taking into account amounts deferred under both the 401(k) Plan and the deferred compensation plan during the 2014 calendar year. The amounts disclosed in this column reflect matching contributions (made by the company in 2015) for 2014 NEO deferral contributions and are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2014. Because the 2014 STIP payments were made in 2015, the 2014 STIP deferrals are considered 2015 contributions and will be matched after year-end 2015.

(3)	The company does not pay guaranteed, above-market or preferential earnings on deferred compensation; therefore, the amounts in this column are not included in the Summary Compensation Table. Balances include earnings credited to the NEO’s account from notional investment alternatives elected by the NEO from alternatives that are similar to those available to participants in the 401(k) Plan. Because the 2014 STIP payouts were not made until 2015, there were no 2014 earnings associated with the 2014 STIP deferral amounts.

(4)	Aggregate balance consists of employee contributions made in 2013 and 2014, company matching contributions made for 2013 and 2014 and notional investment earnings in 2013 and 2014. Set forth below are the amounts reported in the aggregate balance that were previously reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for fiscal 2013:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(a)
William J. Merritt	97,308	161,250	2,919
Richard J. Brezski	—	19,500	—
Scott A. McQuilkin	—	67,750	—
James J. Nolan	—	83,500	—
Lawrence F. Shay	69,385	133,000	2,082

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(a)	Reflects earnings associated with deferred 2013 salary amounts. Because the 2013 STIP payouts were not made until 2014, there were no 2013 earnings associated with the 2013 STIP deferral amounts reflected in the “Non-Equity Incentive Plan Compensation” column.

The deferred compensation plan was newly implemented in 2013; therefore, there are no amounts included that were reported as compensation to any NEO prior to 2013.

Potential Payments upon Termination or Change in Control

Employment Agreements

As discussed above in “Compensation Discussion and Analysis,” in 2013, each NEO entered into an amended and restated employment agreement with the company that provides for severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Time-Based RSU, Performance-Based RSU, Option and STIP Awards

If on December 31, 2014 the NEO’s employment terminated due to disability or death or the NEO was terminated by the company without cause (as described below) or, only with respect only to awards granted prior to January 2013, if the NEO had retired, the NEO would have been entitled to pro-rata vesting of all time-based RSUs, including time-based RSUs granted under the LTCP. For time-based RSU awards, the pro-rata portion of each grant is determined by multiplying the total number of RSUs by a fraction equal to the number of company payroll periods during the vesting period for which the NEO was employed by the total number of payroll periods during the vesting period.

If the NEO’s employment terminated for any reason during the first or second year of an LTCP cycle, the NEO would have forfeited eligibility to receive any payout of performance-based RSUs under that cycle. If, however, the NEO’s employment terminated during the third year of a cycle in the event of disability or death or termination by the company without cause, the NEO would have been eligible to earn a pro-rata portion of his performance-based RSU award. For such awards, the pro-rated amount is determined by multiplying the number of RSUs that would otherwise have vested (based on actual performance over the performance period) by a fraction equal to the portion of the vesting period that had transpired prior to the cessation of employment.

If the NEO was terminated by the company without cause, the NEO would have been entitled to pro-rata vesting of options granted under the LTCP. The pro-rata portion of each option grant is determined by multiplying the total number of options by a fraction equal to the number of company payroll periods during the vesting period for which the NEO was employed by the total number of payroll periods during the vesting period.

Pursuant to the terms of their respective employment agreements, in the event of his termination without “cause” or his resignation for “good reason,” in each case, on or within one year following a “change in control” of the company, Messrs. Merritt, McQuilkin and Shay each would have been entitled to receive an amount equal to 200% of his target payout under the STIP and Messrs. Brezski and Nolan each would have been entitled to receive an amount equal to 100% of his target payout under the STIP.

Pursuant to the terms of the LTCP and STIP awards, the NEO forfeits any rights under the LTCP and STIP if his or her employment terminates for cause.

Any rights that the NEOs had as of December 31, 2014 under these plans in connection with other termination scenarios are discussed below in connection with the relevant scenario.

Deferred Compensation

If on December 31, 2014, the NEO’s employment terminated due to retirement or disability or the NEO voluntarily terminated his employment with the company with or without good reason, the NEO would have

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received a distribution of his deferred amounts under the deferred compensation plan, including the vested portion of any company matching or discretionary contributions, in accordance with the NEO’s applicable distribution elections. In the event of a termination due to death, the NEO would have received the balance of his deferred compensation account in a lump sum as soon as administratively practicable, or if the NEO so elected, within two months of the calendar year following his death. In the event the NEO was terminated by the company with or without cause, the NEO would have received the balance of his deferred compensation account in a lump sum within 90 days of the date of termination. In the event of a change in control, as defined by the deferred compensation plan, the NEO would have received a distribution of his account balance in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

Termination Scenarios

The following is a discussion of the various termination scenarios that would require us to pay severance and other benefits to the NEOs. Unless different treatment is indicated below, please see “Time-Based RSU, Performance-Based RSU, Option and STIP Awards” above for the treatment of the LCTP and STIP awards upon termination under each of the following termination scenarios.

Termination Due to Retirement

The company’s retirement eligibility age is 70. For purposes of determining eligibility, the company employs a formula that sums the employee’s years of service and age. For each of the NEOs, successfully meeting this eligibility requirement and voluntarily retiring causes the vesting, on a pro-rata basis, of all unvested time-based RSU awards granted prior to January 2013.

Termination Due to Death

In the event of the termination of an NEO’s employment due to death, the company will pay to the NEO’s executors, legal representatives or administrators an amount equal to the accrued but unpaid portion of the NEO’s base salary. The NEO’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which the NEO is a participant as our employee, and to exercise any rights afforded under any compensation or benefit plan then in effect.

Termination for Cause

Pursuant to the terms of the NEO employment agreements, the company could have terminated the employment of any NEO at any time for “cause” which is generally defined in the employment agreements to include: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the NEO with respect to the NEO’s obligations or otherwise relating to the business of the company; (b) the NEO’s material breach of his employment agreement or the company’s nondisclosure and assignment of ideas agreement; (c) the NEO’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (d) the NEO’s willful neglect of duties as determined in the sole and exclusive discretion of the Board. In the event of such a termination, the NEO would have been entitled to receive any unpaid base salary, prorated to the date of termination, and any accrued but unused paid time off as of the date of the termination (together, the “Standard Entitlements”).

Termination Without Cause

Pursuant to the terms of the NEO employment agreements, the company could have terminated the employment of any NEO at any time, for any reason, without cause upon 30 days prior written notice to the NEO. In the event of a termination without cause, the NEO would have been entitled to receive the Standard Entitlements. In addition, provided he executed a separation agreement in a form acceptable to the company

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(which included, among other things, a broad release of all claims against the company and a non-disparagement provision) (a “Separation Agreement”), the NEO would have been entitled to receive: (i) severance in an amount equal to one and a half times his base salary then in effect (in the case of Mr. Merritt, two and a half times his base salary then in effect) paid over a period of twelve months (eighteen months in the case of Mr. Merritt) commencing 60 days after his date of termination; (ii) health coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination; and (iii) outplacement services in an amount not to exceed $10,000, paid by the company directly to the entity providing such services.

Termination by the NEO

Pursuant to the terms of the NEO employment agreements, each NEO could have terminated his employment with us at any time for “good reason,” which means the NEO’s resignation of employment with the company followed the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with the compensation provision of the NEO’s employment agreement; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the employment agreement or the company’s nondisclosure and assignment of ideas agreement. In the event that the NEO terminated his employment for good reason, the NEO would have been entitled to receive the Standard Entitlements. In addition, provided he executed a Separation Agreement, the NEO would have been entitled to receive: (i) severance in an amount equal to one and a half times his base salary then in effect (in the case of Mr. Merritt, two and a half times his base salary then in effect) paid over a period of eighteen months; (ii) health coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination; and (iii) outplacement services in an amount not to exceed $10,000, paid by the company directly to the entity providing such services.

In addition, pursuant to the terms of the employment agreements, each NEO could have terminated his employment with us without good reason, provided that the date of termination was at least 30 days after the date he gave written notice of the termination to the company. In the event that the NEO terminated his employment without good reason, he would have been entitled to receive the Standard Entitlements.

Termination Following a Change in Control

Pursuant to the terms of the NEO employment agreements, if the company terminated an NEO other than for cause or such NEO terminated his employment with us for good reason, in each case within one year following a change in control of the company, he would have been entitled to receive the Standard Entitlements. In addition, provided that he executed a Separation Agreement, the NEO would have been entitled to (i) severance in an amount equal to (a) for Messrs. Merritt, McQuilkin and Shay, two times the sum of his base salary and target bonus under the STIP then in effect and (b) for Messrs. Brezski and Nolan, two times the base salary then in effect and one times the bonus target under the STIP then in effect, in each case, paid in a lump sum 60 days after his date of termination; (ii) an amount equal to the cost of continued health coverage on terms and conditions comparable to those most recently provided to him for the period of twenty-four months, paid in a lump sum 60 days after date of termination and (iii) outplacement services in an amount not to exceed $10,000, paid by the company directly to the entity providing such services.

For this purpose, under the NEO employment agreements, “change in control” of the company generally means the acquisition (including by merger or consolidation, or by our issuance of securities) by one or more persons, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our outstanding stock on the date of the NEO’s employment agreement, or a sale of substantially all of our assets.

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If the company terminated an NEO other than for cause or such NEO terminated his employment with us for good reason, in each case within one year following a change in control of the company, (i) the NEO would have been entitled to the early vesting of all outstanding performance-based RSU awards at target, (ii) all stock options granted under the LTCP would have become fully vested and (iii) all time-based RSUs (whether granted as an LTCP, promotion, new hire or other supplemental award) would have become fully vested.

Change in Control without Termination

For outstanding time-based RSU awards granted prior to 2013, the occurrence of a change in control would have caused all such unvested time-based RSUs (whether granted as an LTCP, promotion, new hire or other supplemental award) to vest immediately in full. This would occur without regard to whether the NEO remains employed at the company after the change in control. In addition, with regard to performance-based RSUs, in the event of a change in control, each outstanding award will be deemed to have been earned at target as of the effective date of the change in control; however, the award will remain subject to any employment-based vesting conditions.

Post-Termination Obligations

Each of the NEOs is bound by certain confidentiality obligations, which extend indefinitely, and, pursuant to the terms of their employment agreements by certain non-competition and non-solicitation covenants (i) for a period of (a) one year for Mr. Merritt following termination of employment by the company for any reason or resignation by the NEO for any reason, and (b) for a period up to a maximum of one year for all other NEOs, depending on the nature of termination and whether the company pays severance to the NEO following termination; or (ii) two years following termination of employment by the company without cause or resignation by the NEO for good reason, in each case, on or within twelve months after a change in control. In addition, each of the NEOs is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the NEO.

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Taxes

In the event that the payments made to each NEO upon termination constitute “parachute payments” pursuant to Section 280G of the Code, the NEO employment agreements provide that either (i) the payments will be reduced to such lesser amount that would result in no amount being subject to excise tax or (ii) the payments will be made in full, whichever produces the larger after-tax net benefit to the NEO. The employment agreements do not provide for an excise tax “gross-up.”

Term of Employment

Each employment agreement with our NEOs provides for an initial employment term of two years, which term will automatically renew for additional successive one-year periods (unless either party provides notice of non-renewal at least 90 days before the expiration of the term (as extended by any renewal period). In the event that a change in control occurs at any time during the term, then the term shall extend for an additional year and 90 days from the date of the change in control, provided such extension serves to lengthen the term that would otherwise have been in place.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each NEO pursuant to their employment agreements, as well as pursuant to the terms of their LTCP or other equity awards, the STIP and the deferred compensation plan, upon: (i) termination due to disability, (ii) retirement, (iii) death, (iv) termination without cause, (v) termination by the NEO for good reason, (vi) termination upon a change in control of the company (by the company without cause or by the NEO for good reason) within one year of a change in control and (vii) change in control of the company without a termination. The amounts shown assume that the termination (or the change in control in the case of (vii)) was effective as of December 31, 2014, the last business day of 2014, and the price per share used to calculate the value of the company’s stock awards was $52.90, the per share closing market price of our common stock as of that date. The amounts reflected are estimates of the amounts that would have been paid out to the NEOs upon their termination. In addition, note that the tables below do not take into account the cutback provision described above under “Termination Scenarios — Taxes;” as a result, the actual amounts paid out could be lower than what is presented. The actual amounts to be paid out can be determined only at the time the events described above actually occur.

William J. Merritt

Assuming the following events occurred on December 31, 2014, Mr. Merritt’s payments and benefits have an estimated value of:

	Severance ($)		Long-Term Compensation Plan ($)		Value of Other RSUs Subject to Acceleration ($)		Deferred Compensation ($)(8)	Payments under Executive Life Insurance Program ($)(9)	Payments under Executive Long-Term Disability Program ($)(10)	Welfare Benefits ($)		Out- placement Services ($)(13)
Disability	—		1,888,149	(3)	442,561	(6)	421,639	—	20,000	—		—
Retirement	—		269,901	(4)	—		421,639	—	—	—		—
Death	—		1,888,149	(3)	442,561	(6)	421,639	300,000	—	—		—
Without Cause	1,500,000	(1)	1,888,149	(3)	442,561	(6)	421,639	—	—	13,961	(11)	10,000
Voluntary Resignation for Good Reason	1,500,000	(1)	—		—		421,639	—	—	13,961	(11)	10,000
Change in Control (Termination by Us Without Cause or by Mr. Merritt for Good Reason, within 1 year)	2,400,000	(2)	5,508,313	(5)	451,238	(7)	421,639	—	—	18,615	(12)	10,000
Change in Control (Without Termination)	—		269,901	(4)	—		421,639	—	—	—		—

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(1)	This amount represents severance equal to two and a half times Mr. Merritt’s base salary of $600,000, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 18 months after the date of his termination.

(2)	This amount represents severance equal to two times the sum of Mr. Merritt’s base salary of $600,000 and target 2014 STIP payout of $600,000. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)	This amount represents the value, at December 31, 2014, of Mr. Merritt’s time-based RSUs and performance-based RSU award granted under the 2012-2014 cycle, time-based RSUs granted under the 2013-2015 cycle and time-based RSUs granted under the 2014-2016 cycle that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. Merritt would forfeit eligibility to receive any payout of performance-based RSUs under the 2013-2015 and 2014-2016 cycles since a termination on December 31, 2014 would occur during the first year or second year of those cycles. For time-based RSUs granted under the 2013-2015 and 2014-2016 cycles, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award pursuant to the 2012-2014 cycle (the performance period for which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $269,901, representing the value of 5,102 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $834,567, representing the value of 15,776 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $300,421, representing the value of 5,679 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); and (d) $184,940, representing the value of 3,496 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share). In addition, in the event of a termination by the company without cause, this amount also includes the value of Mr. Merritt’s options granted under the 2013-2015 and 2014-2016 cycles that would vest. Pursuant to the terms of the awards, such options would vest on a pro rata basis, resulting in the accelerated vesting of 9,628 and 9,656 options, with a value of $83,860 and $214,460, respectively. The value of accelerated options is the aggregate spread between the closing stock price on December 31, 2014 of $52.90 and the exercise price of the options.

(4)	This amount represents the value, at December 31, 2014, of 5,102 time-based RSUs (plus cash in lieu of a fractional share) granted under the 2012-2014 cycle of the LTCP that would vest upon retirement or immediately upon a change in control.

(5)

This amount represents the value, at December 31, 2014, of Mr. Merritt’s time-based RSUs, performance-based RSU awards and option awards granted under the 2012-2014, 2013-2015 and 2014-2016 cycles that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target; however, for the performance-based RSU award granted under the 2012-2014 cycle (which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $269,901, representing the value of 5,102 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $834,567, representing the value of 15,776 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $459,468, representing the value of 8,685 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (d) $918,990, representing the value of 17,372 performance-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (e) $686,919, representing the value of 12,985 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (f) $1,373,838 representing the value of 25,970 performance-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (g) $128,246, representing the

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value of 14,724 options granted under the 2013-2015 cycle; and (h) $836,384 representing the value of 37,658 options granted under the 2014-2016 cycle. The value of accelerated options is the aggregate spread between the closing stock price of $52.90 and the exercise price of the options.

(6)	This amount represents the value, at December 31, 2014, of 8,365 time-based RSUs (plus cash in lieu of a fractional share) from the pro rata vesting of a discretionary RSU grant upon termination due to disability, death or termination by the company without cause.

(7)	This amount represents the value, at December 31, 2014, of an unvested discretionary grant of 8,530 time-based RSUs (plus cash in lieu of a fractional share) that would vest in full upon termination (by us without cause or by Mr. Merritt for good reason) within one year following a change in control.

(8)	This amount represents the balance, at December 31, 2014, of Mr. Merritt’s deferred compensation plan account (including matching contributions made for 2014), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company with or without good reason, in annual installments over five years, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon a termination by the company with or without cause, in a lump sum within 90 days of the date of termination and (d) upon a change in control, in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(9)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(10)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Merritt under our executive long-term disability plan in the event of his termination due to disability on December 31, 2014, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $10,000.

(11)	This amount represents the value of health coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2014 pursuant to his employment agreement.

(12)	This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2014 pursuant to his employment agreement.

(13)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

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Richard J. Brezski

Assuming the following events occurred on December 31, 2014, Mr. Brezski’s payments and benefits have an estimated value of:

	Severance ($)		Long-Term Compensation Plan ($)		Value of Other RSUs Subject to Acceleration ($)		Deferred Compensation ($)(8)	Payments under Executive Life Insurance Program ($)(9)	Payments under Executive Long-Term Disability Program ($)(10)	Welfare Benefits ($)		Out- placement Services ($)(13)
Disability	—		603,278	(3)	45,303	(6)	25,132	—	20,000	—		—
Retirement	—		87,664	(4)	—		25,132	—	—	—		—
Death	—		603,278	(3)	45,303	(6)	25,132	300,000	—	—		—
Without Cause	487,500	(1)	603,278	(3)	45,303	(6)	25,132	—	—	14,851	(11)	10,000
Voluntary Resignation for Good Reason	487,500	(1)	—		—		25,132	—	—	14,851	(11)	10,000
Change in Control (Termination by Us Without Cause or by Mr. Brezski for Good Reason, within 1 year)	845,000	(2)	2,087,599	(5)	107,080	(7)	25,132	—	—	29,701	(12)	10,000
Change in Control (Without Termination)	—		87,664	(4)	—		25,132	—	—	—		—

(1)	This amount represents severance equal to one and a half times Mr. Brezski’s base salary of $325,000, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 12 months after the date of his termination.

(2)	This amount represents severance equal to the sum of two times Mr. Brezski’s base salary of $325,000 and one times his target 2014 STIP payout of $195,000. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)	This amount represents the value, at December 31, 2014, of Mr. Brezski’s time-based RSUs and performance-based RSU award granted under the 2012-2014 cycle, time-based RSUs granted under the 2013-2015 cycle and time-based RSUs granted under the 2014-2016 cycle that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. Brezski would forfeit eligibility to receive any payout of performance-based RSUs under the 2013-2015 and 2014-2016 cycles since a termination on December 31, 2014 would occur during the first year or second year of those cycles. For time-based RSUs granted under the 2013-2015 and 2014-2016 cycles, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted under the 2012-2014 cycle (the performance period for which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $87,664, representing the value of 1,657 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $209,971, representing the value of 3,969 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $100,152, representing the value of 1,893 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); and (d) $82,207, representing the value of 1,554 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share). In addition, in the event of a termination by the company without cause, this amount also includes the value of Mr. Brezski’s options granted under the 2013-2015 and 2014-2016 cycles that would vest. Pursuant to the terms of the awards, such options would vest on a pro rata basis, resulting in the accelerated vesting of 3,210 and 4,292 options, with a value of $27,959 and $95,325, respectively. The value of accelerated options is the aggregate spread between the closing stock price on December 31, 2014 of $52.90 and the exercise price of the options.

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(4)	This amount represents the value, at December 31, 2014, of 1,657 time-based RSUs (plus cash in lieu of a fractional share) granted under the 2012-2014 cycle of the LTCP that would vest upon retirement or immediately upon a change in control.

(5)	This amount represents the value, at December 31, 2014, of Mr. Brezski’s time-based RSUs, performance-based RSU awards and option awards granted under the 2012-2014, 2013-2015 and 2014-2016 cycles that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target; however, for the performance-based RSU award granted under the 2012-2014 cycle (which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $87,664, representing the value of 1,657 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $209,971, representing the value of 3,969 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $153,174, representing the value of 2,895 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (d) $306,348, representing the value of 5,791 performance-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (e) $305,339, representing the value of 5,772 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (f) $610,625 representing the value of 11,543 performance-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (g) $42,749, representing the value of 4,908 options granted under the 2013-2015 cycle; and (h) $371,729 representing the value of 16,737 options granted under the 2014-2016 cycle. The value of accelerated options is the aggregate spread between the closing stock price of $52.90 and the exercise price of the options.

(6)	This amount represents the value, at December 31, 2013, of 856 time-based RSUs (plus cash in lieu of a fractional share) from the pro rata vesting of a supplemental RSU grant upon termination due to disability, death or termination by the company without cause.

(7)	This amount represents the value, at December 31, 2014, of an unvested supplemental grant of 2,024 time-based RSUs (plus cash in lieu of a fractional share) that would vest in full upon termination (by us without cause or by Mr. Brezski for good reason) within one year following a change in control.

(8)	This amount represents the balance, at December 31, 2014, of Mr. Brezski’s deferred compensation plan account (including matching contributions made for 2014), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company with or without good reason, in a lump sum within 90 days of the date of termination, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon a termination by the company with or without cause, in a lump sum within 90 days of the date of termination and (d) upon a change in control in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(9)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(10)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Brezski under our executive long-term disability plan in the event of his termination due to disability on December 31, 2014, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $10,000.

(11)	This amount represents the value of health coverage pursuant to COBRA for a period of one year after termination on terms and conditions comparable to those most recently provided to Mr. Brezski as of December 31, 2014 pursuant to his employment agreement.

(12)	This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. Brezski as of December 31, 2014 pursuant to his employment agreement.

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(13)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

Scott A. McQuilkin

Assuming the following events occurred on December 31, 2014, Mr. McQuilkin’s payments and benefits have an estimated value of:

	Severance ($)		Long-Term Compensation Plan ($)		Value of Other RSUs Subject to Acceleration ($)		Deferred Compensation ($)(8)	Payments under Executive Life Insurance Program ($)(9)	Payments under Executive Long-Term Disability Program ($)(10)	Welfare Benefits ($)		Out- placement Services ($)(13)
Disability	—		890,750	(3)	212,412	(6)	80,388	—	20,000	—		—
Retirement	—		108,781	(4)	—		80,388	—	—	—		—
Death	—		890,750	(3)	212,412	(6)	80,388	300,000	—	—		—
Without Cause	600,000	(1)	890,750	(3)	212,412	(6)	80,388	—	—	15,899	(11)	10,000
Voluntary Resignation for Good Reason	600,000	(1)	—		—		80,388	—	—	15,899	(11)	10,000
Change in Control (Termination by Us Without Cause or by Mr. McQuilkin for Good Reason, within 1 year)	1,400,000	(2)	3,037,849	(5)	216,577	(7)	80,388	—	—	31,798	(12)	10,000
Change in Control (Without Termination)	—		108,781	(4)	—		80,388	—	—	—		—

(1)	This amount represents severance equal to one and a half times Mr. McQuilkin’s base salary of $400,000, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 12 months after the date of his termination.

(2)	This amount represents severance equal to two times the sum of Mr. McQuilkin’s base salary of $400,000 and target 2014 STIP payout of $300,000. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)

This amount represents the value, at December 31, 2014, of Mr. McQuilkin’s time-based RSUs and performance-based RSU award granted under the 2012-2014 cycle, time-based RSUs granted under the 2013-2015 cycle and time-based RSUs granted under the 2014-2016 cycle that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. McQuilkin would forfeit eligibility to receive any payout of performance-based RSUs under the 2013-2015 and 2014-2016 cycles since a termination on December 31, 2014 would occur during the first year or second year of those cycles. For time-based RSUs granted under the 2013-2015 and 2014-2016 cycles, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted under the 2012-2014 cycle (the performance period for which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $108,781, representing the value of 2,056 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $336,236, representing the value of 6,356 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $150,211, representing the value of 2,839 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); and (d) $117,422, representing the value of 2,219 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share). In addition, in the event of a termination by the

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company without cause, this amount also includes the value of Mr. McQuilkin’s options granted under the 2013-2015 and 2014-2016 cycles that would vest. Pursuant to the terms of the awards, such options would vest on a pro rata basis, resulting in the accelerated vesting of 4,814 and 6,131 options, with a value of $41,930 and $136,170, respectively. The value of accelerated options is the aggregate spread between the closing stock price on December 31, 2014 of $52.90 and the exercise price of the options.

(4)	This amount represents the value, at December 31, 2014, of 5,102 time-based RSUs (plus cash in lieu of a fractional share) granted under the 2012-2014 cycle of the LTCP that would vest upon retirement or immediately upon a change in control.

(5)	This amount represents the value, at December 31, 2014, of Mr. McQuilkin’s time-based RSUs, performance-based RSU awards and option awards granted under the 2012-2014, 2013-2015 and 2014-2016 cycles that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target; however, for the performance-based RSU award granted under the 2012-2014 cycle (which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $108,781, representing the value of 2,056 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $336,236, representing the value of 6,356 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $229,734, representing the value of 4,342 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (d) $459,522, representing the value of 8,686 performance-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (e) $436,137, representing the value of 8,244 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (f) $872,275 representing the value of 16,489 performance-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (g) $64,123, representing the value of 7,362 options granted under the 2013-2015 cycle; and (h) $531,041 representing the value of 23,910 options granted under the 2014-2016 cycle. The value of accelerated options is the aggregate spread between the closing stock price of $52.90 and the exercise price of the options.

(6)	This amount represents the value, at December 31, 2014, of 4,015 time-based RSUs (plus cash in lieu of a fractional share) from the pro rata vesting of a discretionary RSU grant upon termination due to disability, death or termination by the company without cause.

(7)	This amount represents the value, at December 31, 2014, of an unvested discretionary grant of 4,094 time-based RSUs (plus cash in lieu of a fractional share) that would vest in full upon termination (by us without cause or by Mr. McQuilkin for good reason) within one year following a change in control.

(8)	This amount represents the balance, at December 31, 2014, of Mr. McQuilkin’s deferred compensation plan account (including matching contributions made for 2014), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company with or without good reason, in a lump sum within 90 days of the date of termination, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon a termination by the company with or without cause, in a lump sum within 90 days of the date of termination and (d) upon a change in control in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(9)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(10)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. McQuilkin under our executive long-term disability plan in the event of his termination due to disability on December 31, 2014, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $10,000.

(11)	This amount represents the value of health coverage pursuant to COBRA for a period of one year after termination on terms and conditions comparable to those most recently provided to Mr. McQuilkin as of December 31, 2014 pursuant to his employment agreement.

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(12)	This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. McQuilkin as of December 31, 2014 pursuant to his employment agreement.

(13)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

James J. Nolan

Assuming the following events occurred on December 31, 2014, Mr. Nolan’s payments and benefits have an estimated value of:

	Severance ($)		Long-Term Compensation Plan ($)		Value of Other RSUs Subject to Acceleration ($)		Deferred Compensation ($)(8)	Payments under Executive Life Insurance Program ($)(9)	Payments under Executive Long-Term Disability Program ($)(10)	Welfare Benefits ($)		Out- placement Services ($)(13)
Disability	—		670,638	(3)	159,309	(6)	94,381	—	20,000	—		—
Retirement	—		89,169	(4)	—		94,381	—	—	—		—
Death	—		670,638	(3)	159,309	(6)	94,381	300,000	—	—		—
Without Cause	525,000	(1)	670,638	(3)	159,309	(6)	94,381	—	—	14,851	(11)	10,000
Voluntary Resignation for Good Reason	525,000	(1)	—		—		94,381	—	—	14,851	(11)	10,000
Change in Control (Termination by Us Without Cause or by Mr. Nolan for Good Reason, within 1 year)	910,000	(2)	2,071,153	(5)	162,433	(7)	94,381	—	—	29,701	(12)	10,000
Change in Control (Without Termination)	—		89,169	(4)	—		94,381	—	—	—		—

(1)	This amount represents severance equal to one and a half times Mr. Nolan’s base salary of $350,000, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 12 months after the date of his termination.

(2)	This amount represents severance equal to the sum of two times Mr. Nolan’s base salary of $350,000 and one times his target 2014 STIP payout of $210,000. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)

This amount represents the value, at December 31, 2014, of Mr. Nolan’s time-based RSUs and performance-based RSU award granted under the 2012-2014 cycle, time-based RSUs granted under the 2013-2015 cycle and time-based RSUs granted under the 2014-2016 cycle that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. Nolan would forfeit eligibility to receive any payout of performance-based RSUs under the 2013-2015 and 2014-2016 cycles since a termination on December 31, 2014 would occur during the first year or second year of those cycles. For time-based RSUs granted under the 2013-2015 and 2014-2016 cycles, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted under the 2012-2014 cycle (the performance period for which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $89,169, representing the value of 1,685 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $275,594, representing the value of 5,209 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $120,154, representing the value of

61

2,271 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); and (d) $70,459, representing the value of 1,331 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share). In addition, in the event of a termination by the company without cause, this amount also includes the value of Mr. Nolan’s options granted under the 2013-2015 and 2014-2016 cycles that would vest. Pursuant to the terms of the awards, such options would vest on a pro rata basis, resulting in the accelerated vesting of 3,852 and 3,679 options, with a value of $33,551 and $81,711, respectively. The value of accelerated options is the aggregate spread between the closing stock price on December 31, 2014 of $52.90 and the exercise price of the options.

(4)	This amount represents the value, at December 31, 2014, of 1,685 time-based RSUs (plus cash in lieu of a fractional share) granted under the 2012-2014 cycle of the LTCP that would vest upon retirement or immediately upon a change in control.

(5)	This amount represents the value, at December 31, 2014, of Mr. Nolan’s time-based RSUs, performance-based RSU awards and option awards granted under the 2012-2014, 2013-2015 and 2014-2016 cycles that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target; however, for the performance-based RSU award granted under the 2012-2014 cycle (which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $89,169, representing the value of 1,685 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $275,594, representing the value of 5,209 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $183,766, representing the value of 3,473 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (d) $367,585, representing the value of 6,948 performance-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (e) $261,704, representing the value of 4,947 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (f) $523,408 representing the value of 9,894 performance-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (g) $51,302, representing the value of 5,890 options granted under the 2013-2015 cycle; and (h) $318,625 representing the value of 14,346 options granted under the 2014-2016 cycle. The value of accelerated options is the aggregate spread between the closing stock price of $52.90 and the exercise price of the options.

(6)	This amount represents the value, at December 31, 2014, of 3,011 time-based RSUs (plus cash in lieu of a fractional share) from the pro rata vesting of a discretionary RSU grant upon termination due to disability, death or termination by the company without cause.

(7)	This amount represents the value, at December 31, 2014, of an unvested discretionary grant of 3,070 time-based RSUs (plus cash in lieu of a fractional share) that would vest in full upon termination (by us without cause or by Mr. Nolan for good reason) within one year following a change in control.

(8)	This amount represents the balance, at December 31, 2014, of Mr. Nolan’s deferred compensation plan account (including matching contributions made for 2014), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company with or without good reason, in annual installments over five years beginning in 2020, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon a termination by the company with or without cause, in a lump sum within 90 days of the date of termination and (d) upon a change in control in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(9)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(10)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Nolan under our executive long-term disability plan in the event of his termination due to disability on December 31, 2014, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $10,000.

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(11)	This amount represents the value of health coverage pursuant to COBRA for a period of one year after termination on terms and conditions comparable to those most recently provided to Mr. Nolan as of December 31, 2014 pursuant to his employment agreement.

(12)	This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. Nolan as of December 31, 2014 pursuant to his employment agreement.

(13)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

Lawrence F. Shay

Assuming the following events occurred on December 31, 2014, Mr. Shay’s payments and benefits have an estimated value of:

	Severance ($)		Long-Term Compensation Plan ($)		Value of Other RSUs Subject to Acceleration ($)		Deferred Compen- sation ($)(8)	Payments under Executive Life Insurance Program ($)(9)	Payments under Executive Long-Term Disability Program ($)(10)	Welfare Benefits ($)		Out- placement Services ($)(13)
Disability	—		1,027,643	(3)	265,515	(6)	402,091	—	18,500	—		—
Retirement	—		126,627	(4)	—		402,091	—	—	—		—
Death	—		1,027,643	(3)	265,515	(6)	402,091	300,000	—	—		—
Without Cause	637,500	(1)	1,027,643	(3)	265,515	(6)	402,091	—	—	14,851	(11)	10,000
Voluntary Resignation for Good Reason	637,500	(1)	—		—		402,091	—	—	14,851	(11)	10,000
Change in Control (Termination by Us Without Cause or by Mr. Shay for Good Reason, within 1 year)	1,487,500	(2)	3,361,759	(5)	270,721	(7)	402,091	—	—	29,701	(12)	10,000
Change in Control (Without Termination)	—		126,627	(4)	—		402,091	—	—	—		—

(1)	This amount represents severance equal to one and a half times Mr. Shay’s base salary of $425,000, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 12 months after the date of his termination.

(2)	This amount represents severance equal to two times the sum of Mr. Shay’s base salary of $425,000 and target 2014 STIP payout of $318,750. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)

This amount represents the value, at December 31, 2014, of Mr. Shay’s time-based RSUs and performance-based RSU award granted under the 2012-2014 cycle, time-based RSUs granted under the 2013-2015 cycle and time-based RSUs granted under the 2014-2016 cycle that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. Shay would forfeit eligibility to receive any payout of performance-based RSUs under the 2013-2015 and 2014-2016 cycles since a termination on December 31, 2014 would occur during the first year or second year of those cycles. For time-based RSUs granted under the 2013-2015 and 2014-2016 cycles, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted under the 2012-2014 cycle (the performance period for which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $126,627, representing the value of 2,393 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $391,246, representing the value of 7,395 performance-based RSUs

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granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $200,269, representing the value of 3,785 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); and (d) $117,422, representing the value of 2,219 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share). In addition, in the event of a termination by the company without cause, this amount also includes the value of Mr. Shay’s options granted under the 2013-2015 and 2014-2016 cycles that would vest. Pursuant to the terms of the awards, such options would vest on a pro rata basis, resulting in the accelerated vesting of 6,419 and 6,131 options, with a value of $55,909 and $136,170, respectively. The value of accelerated options is the aggregate spread between the closing stock price on December 31, 2014 of $52.90 and the exercise price of the options.

(4)	This amount represents the value, at December 31, 2014, of 2,393 time-based RSUs (plus cash in lieu of a fractional share) granted under the 2012-2014 cycle of the LTCP that would vest upon retirement or immediately upon a change in control.

(5)	This amount represents the value, at December 31, 2014, of Mr. Shay’s time-based RSUs, performance-based RSU awards and option awards granted under the 2012-2014, 2013-2015 and 2014-2016 cycles that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target; however, for the performance-based RSU award granted under the 2012-2014 cycle (which ended December 31, 2014), the amount reflects the actual payout of 110% of target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $126,627, representing the value of 2,393 time-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (b) $391,246, representing the value of 7,395 performance-based RSUs granted under the 2012-2014 cycle (plus cash in lieu of a fractional share); (c) $306,294, representing the value of 5,790 time-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (d) $612,642, representing the value of 11,581 performance-based RSUs granted under the 2013-2015 cycle (plus cash in lieu of a fractional share); (e) $436,137, representing the value of 8,244 time-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (f) $872,275 representing the value of 16,489 performance-based RSUs granted under the 2014-2016 cycle (plus cash in lieu of a fractional share); (g) $85,497, representing the value of 9,816 options granted under the 2013-2015 cycle; and (h) $531,041 representing the value of 23,910 options granted under the 2014-2016 cycle. The value of accelerated options is the aggregate spread between the closing stock price of $52.90 and the exercise price of the options.

(6)	This amount represents the value, at December 31, 2014, of 5,019 time-based RSUs (plus cash in lieu of a fractional share) from the pro rata vesting of a discretionary RSU grant upon termination due to disability, death or termination by the company without cause.

(7)	This amount represents the value, at December 31, 2014, of an unvested discretionary grant of 5,117 time-based RSUs (plus cash in lieu of a fractional share) that would vest in full upon termination (by us without cause or by Mr. Shay for good reason) within one year following a change in control.

(8)	This amount represents the balance, at December 31, 2014, of Mr. Shay’s deferred compensation plan account (including matching contributions made for 2014), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company with or without good reason, in annual installments over two years, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon a termination by the company with or without cause, in a lump sum within 90 days of the date of termination and (d) upon a change in control in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(9)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(10)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Shay under our executive long-term disability plan in the event of his termination due to disability on December 31, 2014, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

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(11)	This amount represents the value of health coverage pursuant to COBRA for a period of one year after termination on terms and conditions comparable to those most recently provided to Mr. Shay as of December 31, 2014 pursuant to his employment agreement.

(12)	This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. Shay as of December 31, 2014 pursuant to his employment agreement.

(13)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2014:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by InterDigital shareholders	2,229,229	$24.90	1,456,943
Equity compensation plans not approved by InterDigital shareholders(3)	—	$—	—
Total	2,229,229	$24.90	1,456,943

(1)	Column (a) includes 707,154 shares of common stock underlying outstanding time-based RSU awards and 1,185,474 shares of common stock underlying outstanding performance-based RSU awards, assuming a maximum payout of 200% of the target number of performance-based awards at the end of the applicable performance period, in each case including dividend equivalents credited. Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). Dividend equivalents are paid in shares of common stock at the time, and only to the extent, that the related RSU awards vest.

(2)	On June 4, 2009, the company’s shareholders adopted and approved our 2009 Stock Incentive Plan (the “2009 Plan”), which provides for grants of stock options, stock appreciation rights, restricted stock, RSUs and incentive bonuses. As of that date, no further grants were permitted under any previously existing stock plans of the company (the “Pre-existing Plans”), and all remaining equity instruments available for grant under the Pre-existing Plans became available for grant under the 2009 Plan. Amounts reported relate to the 2009 Plan.

(3)	The company does not have any awards outstanding or shares remaining available for grant under equity compensation plans not approved by its shareholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 36,309,193 shares of our common stock outstanding as of March 31, 2015, except as otherwise indicated below, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee, each NEO and all directors and executive officers as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. None of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2015, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
Name	Shares	Percent of Class
Directors and Director Nominees:
Gilbert F. Amelio(1)	11,507	*
Jeffrey K. Belk(2)	14,108	*
Steven T. Clontz(3)	124,778	*
S. Douglas Hutcheson	—
Edward B. Kamins	9,811	*
John A. Kritzmacher	4,475	*
William J. Merritt(4)	145,698	*
Kai O. Öistämö	—
Jean F. Rankin	11,899	*
Robert S. Roath(5)	23,260	*
NEOs:
Richard J. Brezski(6)	24,469	*
Scott A. McQuilkin(7)	58,089	*
James J. Nolan(8)	50,671	*
Lawrence F. Shay(9)	54,476	*
All directors and executive officers as a group (17 persons)(10)	548,441	1.5%
Greater Than 5% Shareholders:
BlackRock, Inc.(11)	3,160,002	8.5%
55 East 52nd Street New York, New York 10022
First Pacific Advisors, LLC(12)	2,897,823	7.7%
11601 Wilshire Boulevard, Suite 1200 Los Angeles, California 90025
The Vanguard Group(13)	2,341,983	6.3%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 7,637 shares of common stock that have vested but have been deferred by Dr. Amelio.

(2)	Includes 3,334 shares of common stock that have vested but have been deferred by Mr. Belk.

(3)	Includes 37,016 shares of common stock that have vested but have been deferred by Mr. Clontz.

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(4)	Includes 27,275 shares of common stock that Mr. Merritt has the right to acquire through the exercise of stock options within 60 days of March 31, 2015 and 3,140 whole shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

(5)	Includes 13,008 shares of common stock that have vested but have been deferred by Mr. Roath.

(6)	Includes 10,487 shares of common stock that Mr. Brezski has the right to acquire through the exercise of stock options within 60 days of March 31, 2015 and 1,720 whole shares of common stock beneficially owned by Mr. Brezski through participation in the 401(k) Plan.

(7)	Includes 15,331 shares of common stock that Mr. McQuilkin has the right to acquire through the exercise of stock options within 60 days of March 31, 2015 and 1,306 whole shares of common stock beneficially owned by Mr. McQuilkin through participation in the 401(k) Plan.

(8)	Includes 10,671 shares of common stock that Mr. Nolan has the right to acquire through the exercise of stock options within 60 days of March 31, 2015 and 3,122 whole shares of common stock beneficially owned by Mr. Nolan through participation in the 401(k) Plan.

(9)	Includes 17,785 shares of common stock that Mr. Shay has the right to acquire through the exercise of stock options within 60 days of March 31, 2015 and 3,174 whole shares of common stock beneficially owned by Mr. Shay through participation in the 401(k) Plan.

(10)	Includes: 87,681 shares of common stock that all directors and officers as a group have the right to acquire through the exercise of stock options within 60 days of March 31, 2015; 1,519 shares of common stock issuable to all directors and officers as a group upon settlement of RSU awards that are scheduled to vest within 60 days of March 31, 2015; 60,995 shares of common stock that have vested but have been deferred by all directors and officers as a group; and 12,462 whole shares of common stock beneficially owned by all officers and directors as a group through participation in the 401(k) Plan.

(11)	As of December 31, 2014, based on information contained in the Schedule 13G/A filed on January 22, 2015 by BlackRock, Inc.

(12)	As of December 31, 2014, based on information contained in the Schedule 13G filed on February 13, 2015 by First Pacific Advisors, LLC (“FPA”). Robert L. Rodriguez, J. Richard Atwood and Steven T. Romick jointly filed the Schedule 13G with FPA, an investment adviser. As controlling persons of FPA, each may be deemed to beneficially own 2,897,823 shares of the company’s common stock. Messrs. Rodriguez, Atwood and Romick expressly disclaim beneficial ownership of the securities owned by FPA’s clients.

(13)	As of December 31, 2014, based on information contained in the Schedule 13G/A filed on February 10, 2015 by The Vanguard Group.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has a written statement of policy with respect to related person transactions that is administered by the Audit Committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a related person, in which the related person had, has or will have a direct or indirect interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The Audit Committee approves or ratifies the transaction in accordance with the terms of the policy; or

•	The chairman of the Audit Committee, pursuant to authority delegated to the chairman by the Audit Committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the Audit Committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the Audit Committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

During 2014, did all directors and officers timely file all reports required by Section 16(a)?

Based upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that during and with respect to 2014 all of our directors and officers timely filed all reports required by Section 16(a) of the Exchange Act, with the exception of one report filed on behalf of Ms. MacNichol on August 25, 2014 to report an award of restricted stock units granted on August 15, 2014.

Shareholder Proposals

How may shareholders make proposals or director nominations for the 2016 annual meeting?

Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2016 annual meeting may do so by submitting the proposal in writing to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. To be eligible for inclusion in our proxy statement for the 2016 annual meeting, shareholder proposals must be received no later than December 29, 2015, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2016 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 12, 2016, and no later than April 11, 2016. However, if the date of our 2016 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2015 annual meeting, the submission and the required information must be received by us no earlier than the 90th day prior to the 2016 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2016 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2016 annual meeting. A copy of the bylaws may be obtained on our website at http://ir.interdigital.com under the heading “Corporate Governance – CG Documents,” or by writing to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services. For 2015, we have also engaged Alliance Advisors, LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an anticipated fee of not more than $15,000.

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What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (302) 281-3600 or by sending a written request to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How can I receive the annual report?

We will provide to any shareholder without charge a copy of our 2014 annual report on Form 10-K upon written request to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. Our annual report booklet and this proxy statement are also available online at http://ir.interdigital.com/annuals-proxies.cfm.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

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INTERDIGITAL, INC. 200 BELLEVUE PARKWAY, SUITE 300 WILMINGTON, DE 19809-3727	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, June 9, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IDCC

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, June 9, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90244-P65592	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERDIGITAL, INC.
The Board of Directors recommends you vote FOR the election of each of the following nominees:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a. Jeffrey K. Belk 1b. S. Douglas Hutcheson 1c. John A. Kritzmacher 1d. William J. Merritt 1e. Kai O. Öistämö 1f. Jean F. Rankin 1g. Robert S. Roath		☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
						2.	Advisory resolution to approve executive compensation.	☐	☐	☐
						3.	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2015.	☐	☐	☐

NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2014 ANNUAL REPORT.

For address changes/comments, mark here. (see reverse side for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

INTERDIGITAL, INC.

2015 Annual Meeting of Shareholders

June 10, 2015

11:00 A.M. Eastern Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Meeting, Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

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M90245-P65592

INTERDIGITAL, INC.

2015 Annual Meeting of Shareholders

To Be Held June 10, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Jannie K. Lau, and each of them acting individually, with full power of substitution, as the proxies of the undersigned to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendations of the Board of Directors on all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Wednesday, June 10, 2015, at 11:00 A.M. Eastern Time via the Internet at www.virtualshareholdermeeting.com/IDCC, and at any adjournment or postponement thereof.

Record holders who attend the virtual annual meeting may vote via the Internet during the meeting; such vote will supersede this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Change and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side